UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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About PRA Group, Inc.

Headquartered in Norfolk, Virginia and incorporated in Delaware, we are a global financial and business services company with operations in the Americas and Europe. Our primary business is the purchase, collection and management of portfolios of nonperforming loans. The accounts we acquire are primarily the unpaid obligations of individuals owed to credit grantors, which include banks and other types of consumer, retail, and auto finance companies. We acquire portfolios of nonperforming loans in two broad categories: Core and Insolvency. Our Core operation specializes in purchasing and collecting nonperforming loan accounts, which we purchased at a substantial discount to face value since either the credit grantor and/or other third-party collection agencies have been unsuccessful in collecting the full balance owed. Our Insolvency operation consists primarily of purchasing and collecting nonperforming loan accounts where the customer is involved in a bankruptcy proceeding. We also provide the following fee-based services: class action claims recovery services and purchases; servicing of consumer bankruptcy accounts in the United States (“U.S.”); and, to a lesser extent, contingent collections of nonperforming loans in Europe and South America. For more information about our business, please refer to our Annual Report on Form 10-K for the year ended December 31, 2017 as filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 28, 2018. The information contained on, or that can be accessed through our website, including any document referenced in this Proxy Statement, is not, and shall not be deemed to be, a part of this Proxy Statement.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

FELLOW STOCKHOLDERS:

We are pleased to invite you to the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of PRA Group, Inc. (the “Company”) to be held on Wednesday, June 20, 2018 at 130 Corporate Boulevard, Norfolk, Virginia 23502 at 12:00 noon Eastern time. At the Annual Meeting, stockholders will be asked to vote on the following items:

•	Election of the four nominees named in the accompanying Proxy Statement to the Board of Directors for three-year terms;

•	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2018;

•	Approval, on a non-binding advisory basis, of the compensation of our named executive officers; and

•	Any other business that may properly come before the Annual Meeting and any adjournments or postponements thereof.

Stockholders of record as of the close of business on April 23, 2018 are entitled to receive notice of, and to vote at, the Annual Meeting. Included in these materials are the Proxy Statement and the Company’s 2017 Annual Report to Stockholders, which are first being made available to stockholders on or about April 27, 2018. If you received printed copies of the proxy materials, you also received a proxy card or voting instruction form.

Every vote is important and valued by the Company. Therefore, we encourage you to vote your shares through the internet, by phone or, if you received a printed copy of the proxy card, by mail, using the instructions provided below even if you plan to attend the Annual Meeting.

By Order of the Board of Directors,

Steven D. Fredrickson	LaTisha S. Owens
Executive Chairman	Corporate Secretary

April 27, 2018

TABLE OF CONTENTS

i
Proxy Summary
i	Annual Meeting
i	Voting Matters and Board Vote Recommendations
i	Corporate Governance Highlights
ii	Director Dashboard
ii	Investor Outreach and Engagement
iii	Company Performance Highlights
iv	Compensation Highlights

1
PROXY STATEMENT
1	Purpose
1	Record Date
1	Quorum
1	Vote Required
2
CORPORATE GOVERNANCE
2	Board Leadership
3	Code of Conduct
3	Board’s Role in Risk Oversight
4	Policy for Approval of Related Party Transactions

5
OUR BOARD AND ITS COMMITTEES
5	Building Our Board
5	Director Qualifications
6	Board Committees
7	Compensation Committee Interlocks and Insider Participation
7	Director Independence
7	Director Attendance
7	Communications with the Board
8	Non-Employee Director Compensation
8	Director Stock Ownership Guidelines

9
PROPOSAL 1: ELECTION OF DIRECTORS
10	Director Nominees - Three-Year Terms Expiring at the 2021 Annual Meeting of Stockholders
12	Directors with Terms Expiring at the 2019 Annual Meeting of Stockholders
14	Directors with Terms Expiring at the 2020 Annual Meeting of Stockholders
15
PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR
	16	Fees Paid to KPMG
	16	Audit Committee Pre-Approval Policies and Procedures
	17	Report of The Audit Committee

18
EXECUTIVE OFFICERS

19
PROPOSAL 3: APPROVAL OF NEO COMPENSATION
	20	Compensation Discussion and Analysis
	34	Compensation Committee Report
	35	Summary Compensation Table
	36	Grants of Plan Based Awards
	38	Outstanding Equity Awards at Fiscal Year-End
	39	Option Exercises and Stock Vested
	40	Post-Employment Compensation Arrangements
	42	CEO Pay Ratio
	43	Securities Authorized for Issuance Under Equity Compensation Plans

44
SECURITY OWNERSHIP
	44	Security Ownership of Certain Beneficial Owners and Management
	45	Section 16(a) Beneficial Ownership Reporting Compliance

46
VOTING INSTRUCTIONS AND OTHER INFORMATION
	46	Internet Availability of Proxy Materials
	46	How to Vote
	47	Revoking Your Proxy
	47	Inspector of Elections
	47	Cost of Proxy Solicitation
	47	Attending the Annual Meeting
	47	Broker Non-Votes
	48	Stockholder Proposals
	48	Annual Report on Form 10-K
	48	Other Matters to be Presented

PROXY SUMMARY

PROXY SUMMARY

This summary highlights certain information contained elsewhere in the Proxy Statement, but does not contain all information that you should consider prior to casting your vote. Therefore, you should read the entire Proxy Statement carefully before voting.

Annual Meeting

Date and Time:	Wednesday, June 20, 2018 at 12:00 noon Eastern Daylight Time

Location:	PRA Group, Inc.
130 Corporate Boulevard,
Building III, Second Floor
Norfolk, Virginia 23502

Record Date:	April 23, 2018

Voting Matters and Board Vote Recommendations

	Agenda Item	Board Vote Recommendation	Page Reference
Proposal 1:	Elect Vikram A. Atal, Steven D. Fredrickson, Penelope W. Kyle, and Lance L. Weaver as directors for three-year terms.	FOR	9
Proposal 2:	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2018.	FOR	15
Proposal 3:	Advisory vote to approve the compensation of our named executive officers.	FOR	19

Corporate Governance Highlights

•	A substantial majority of our Board of Directors (“Board”) is independent (seven of 10 directors) and our Audit, Compensation and Nominating and Corporate Governance Committees are comprised solely of independent directors.
•	We have a Lead Independent Director who, among other responsibilities, presides over executive sessions of our independent directors, which occur at each in-person Board meeting.
•	Our stockholders have the right to call special meetings.
•	We have stock ownership guidelines that apply to our directors and executive officers in order to align their interests with the interests of our stockholders.
•	Our Board and our Audit, Compensation and Nominating and Corporate Governance Committees conduct annual performance evaluations.
•	All incentive compensation for our executive officers is subject to recoupment (or clawback) by the Company in the event of a restatement, to comply with applicable law or if the executive officer violates restrictive covenants included in the officerʼs equity award or employment agreement.
•	Our directors, executive officers and employees are prohibited from engaging in short sales and hedging transactions and may not pledge our common stock.

2018 Proxy Statement	| i

PROXY SUMMARY

Director Dashboard

The Company is led by directors whose qualifications,experience and backgrounds support the effective oversight of the Company’s business and affairs, further the strategic goals of the Company and provide valued guidance to management. The charts below reflect key data about our Board.

Director Qualifications

Investor Outreach and Engagement

We value input from our stockholders on our business and communicate regularly with them to better understand their perspectives. Throughout 2017, our President and Chief Executive Officer (“CEO”), Executive Vice President and Chief Financial Officer (“CFO”), and Vice President of Investor Relations engaged with our investors to discuss the Company, its financial performance and other relevant matters and to address any questions or concerns. We also communicate with our stockholders through other avenues, including our SEC filings, news releases and website. In addition, we hold quarterly conference calls to discuss our financial results, which are attended by our investors and open to the public.

ii	| 2018 Proxy Statement

PROXY SUMMARY

Company Performance Highlights

•	Cash collections, which are collections on our owned finance receivables portfolios, were $1.51 billion in 2017, compared to $1.49 billion in 2016.
•	Total revenues were $813.6 million in 2017, compared to $830.6 million in 2016.
•	Total operating expenses were $602.6 million in 2017, compared to total operating expenses of $612.4 million in 2016.
•	Net income attributable to the Company was $162.3 million in 2017 compared to $85.1 million in 2016, and diluted earnings per share (“EPS”) were $3.54 in 2017 compared to $1.83 in 2016.
•	We invested $1.11 billion in portfolios of nonperforming loans in 2017, compared to $947.3 million in 2016.
•	Estimated remaining collections, which are the sum of all future projected cash collections on our owned finance receivables portfolios, increased $656 million, or 13%, from the end of 2016.

(a)	Includes finance receivables associated with the Aktiv Kapital acquisition
(b)	Excludes $34.7 million and $27.9 million investments in a securitized fund in Poland for the years ended December 31, 2014 and December 31, 2015, respectively

2018 Proxy Statement	| iii

PROXY SUMMARY

Compensation Highlights

At our 2017 Annual Meeting of Stockholders (“2017 Annual Meeting”), our stockholders approved by 92.0% of the votes cast, on a non-binding advisory basis, the compensation of our CEO, former CEO, CFO, and three other most highly compensated executive officers (collectively, “Named Executive Officers” or “NEOs”). Considering the favorable results of this vote, the Compensation Committee did not make substantial changes to our 2017 executive compensation program for our NEOs. The table below summarizes the total direct compensation earned by our NEOs for 2017.

2017 Total Direct Compensation

Named Executive Officer	Base Salary	Annual Bonus Award	Annual Equity Grant	Total 2017 Compensation
Kevin P. Stevenson, President and Chief Executive Officer	$900,000	$450,000	$2,200,000	$3,550,000

Steven D. Fredrickson, Executive Chairman and Former Chief Executive Officer	$600,000	$400,000	$1,600,000	$2,600,000

Peter M. Graham, Executive Vice President and Chief Financial Officer	$450,000	$360,000	$500,000	$1,310,000

Christopher B. Graves, Executive Vice President, Americas	$440,000	$361,250	$500,000	$1,301,250

Steven C. Roberts, Chief Strategy and Business Development Officer	$400,000	$487,500	$400,000	$1,287,500

Tikendra Patel(1), Chief Executive Officer, PRA Group Europe	$485,685	$108,779	$350,000	$944,464

(1)	Mr. Patel’s Base Salary and Annual Bonus Award amounts were converted to U.S. dollars from British pounds using a December 31, 2017 conversion rate of $1.00 = £1.3491.

Total direct compensation differs from total compensation shown on page 35 in the Summary Compensation Table required by the SEC in that we used the latest Base Salary of each NEO, rounded up the Annual Bonus Award and Annual Equity Grant amounts to the nearest whole thousand and excluded a 2017 time-based grant of restricted stock units (“RSUs”) that was for 2016 performance and disclosed in our Proxy Statement for the 2017 Annual Meeting.

iv	| 2018 Proxy Statement

PROXY STATEMENT

120 Corporate Boulevard

Norfolk, Virginia 23502

PROXY STATEMENT

Annual Meeting of Stockholders

June 20, 2018

Purpose

This Proxy Statement is being made available to stockholders on or about April 27, 2018 in connection with a solicitation by the Board of PRA Group, Inc. (the “Company,” “we,” “us” or “our”) of proxies to be voted at the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) and any adjournments or postponements thereof, to be held at 12:00 noon, Eastern time, Wednesday, June 20, 2018, at the Company’s headquarters at 130 Corporate Boulevard, Building III, Second Floor, Norfolk, Virginia 23502, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. For information concerning attending the Annual Meeting, please see page 47 of this Proxy Statement.

Record Date

At the close of business on April 23, 2018, which is the record date for the Annual Meeting (the “Record Date”), there were 45,275,197 shares of our common stock outstanding and entitled to vote at the Annual Meeting.

Quorum

In order for business to be conducted at the Annual Meeting, a majority of the issued and outstanding shares of the Company’s common stock entitled to vote, represented in person or by proxy, must be present.

Vote Required

Each stockholder will have one vote for each share of the Company’s common stock held as of the Record Date. Shares of our common stock represented by properly executed proxies will be voted at the Annual Meeting in accordance with the choices indicated on the proxy. Abstentions on a specific proposal will be considered as present at the Annual Meeting and will be counted for purposes of determining whether a quorum is present, but will have no effect on the outcome of any proposal.

If you provide specific voting instructions, your shares will be voted as you instruct. If you vote through the Internet or by phone and vote as recommended by our Board or if you sign and return your proxy card, but do not provide instructions, your shares will be voted as follows:

•	FOR the election of Vikram A. Atal, Steven D. Fredrickson, Penelope W. Kyle, and Lance L. Weaver as directors for three-year terms (Proposal 1),
•	FOR the ratification of the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for 2018 (Proposal 2), and
•	FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers (Proposal 3).

With respect to Proposal 1, the election of directors, each director nominee shall be elected by plurality vote. Proposals 2 and 3 shall be approved if a majority of the shares present in person or represented by proxy and entitled to vote on the matter, vote in favor of the applicable proposal.

2018 Proxy Statement	| 1

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

The primary responsibility of our Board is to exercise its business judgment while acting in the best interests of the Company and its stockholders. Our Board has responsibility for establishing broad corporate policies, setting strategic direction, and overseeing management, which is responsible for the daily operations of the Company. Our Board must fulfill its responsibilities consistent with its fiduciary duties to the Company and its stockholders and in compliance with applicable laws and regulations. To assist our Board with fulfilling its duties, our Board has implemented a leadership structure that supports its oversight responsibilities, created standing and ad hoc committees to formally handle duties that our Board deems significant, and adopted policies and procedures that reflect our Board’s commitment to good corporate governance, including Corporate Governance Guidelines, a Code of Conduct and a policy to approve transactions with related parties.

Board Leadership

Our Board believes that whether to have the same individual occupy the offices of Chairman of the Board and CEO should be decided by the Board, from time to time, in its business judgment after considering relevant factors, including the specific needs of the Company and what is in the best interests of the Company and its stockholders. Historically, the positions of Chairman of the Board and CEO have been held by the same person based upon our Board’s determination that the combined role of Chairman and CEO was in the best interests of the Company and its stockholders.

Effective June 1, 2017, our Board appointed Steven D. Fredrickson as Executive Chairman of the Board and Kevin P. Stevenson as CEO of the Company as part of our Board’s long-term succession plan.

As a result of the appointments, the roles of Chairman and CEO separated, which our Board continues to believe is appropriate because it facilitates the leadership transition for management, while building upon the foundation and principles maintained by the Company since its founding by Messrs. Fredrickson and Stevenson. Moreover, separation of the roles allows Mr. Stevenson to focus on managing the daily operations of the Company in his role as CEO, while Mr. Fredrickson oversees our Board’s significant functions. As Executive Chairman, Mr. Fredrickson has leveraged his extensive experience in the financial sector and past daily operational management experience to effectively and efficiently guide our Board by focusing its attention on issues of greatest importance to the Company and its stockholders.

Our Corporate Governance Guidelines provide that a Lead Independent Director shall be selected by the independent directors whenever the individual selected to serve as Chairman of the Board is also the CEO or otherwise not independent. Lance L. Weaver currently serves as the Lead Independent Director. Mr. Weaver’s duties and responsibilities as the Lead Independent Director include:

•	presiding at all meetings of the independent directors,
•	consulting with the Chairman and CEO concerning the agenda for Board meetings,
•	serving as liaison between the independent directors and the Chairman,
•	consulting with the Chairman and CEO concerning, and approving, the agenda for Board meetings,
•	approving meeting schedules,
•	being available to advise Committee chairs in fulfilling their designated roles and responsibilities with the Board,
•	being available for consultation and direct communication with stockholders where appropriate, upon reasonable request, and
•	leading the annual evaluation of the Chairman and CEO.

2	| 2018 Proxy Statement

CORPORATE GOVERNANCE

Code of Conduct

Our Board has adopted a Code of Conduct, which applies to our directors, officers, including our CEO, CFO and principal accounting officer, and all other employees of the Company. Our Code of Conduct, which can be found on our website at www.pragroup.com, governs the work behavior and business relationships of the Company’s directors, officers, employees and independent third parties acting on behalf of the Company and sets forth the Company’s policies regarding ethics and standards of business conduct, including conflicts of interest and insider trading. We will disclose amendments to our Code of Conduct, as well as any waivers of the Code, on our website as permitted by SEC rules. During 2017, there were no waivers of our Code of Conduct for any director or executive officer.

Board’s Role in Risk Oversight

Our Board recognizes that the Company faces a broad range of risks, including financial, regulatory, operational, political, reputational, governance, and legal, that may affect the Company’s ability to execute corporate strategies and fulfill business objectives. The Board is responsible for overseeing the Company’s risk profile and management’s processes for assessing and managing risk, while management is responsible for daily risk management.

The Board has assigned to its Committees responsibility for reviewing, evaluating and making recommendations to the Board concerning important risk categories that fall within their scope of responsibility, including the following:

•	The Audit Committee receives quarterly updates from the CFO and the Company’s independent registered public accounting firm on financial risks, compliance with reporting requirements, and internal controls. The Audit Committee also receives quarterly reports from the Company’s internal audit department on the results of internal audit testing.
•	The Compensation Committee designs the Company’s compensation programs and incentives to discourage excessive risk-taking. The Compensation Committee, with assistance from Frederic W. Cook & Co. (“FW Cook”), the Compensation Committee’s independent compensation consultant, has reviewed the Company’s compensation policies and practices for all employees, including our NEOs, as they relate to risk management practices and risk-taking incentives, and has determined that there are no risks arising from these policies and practices that are reasonably likely to have a material adverse effect on the Company.
•	The Compliance Committee, comprised solely of independent directors, oversees matters of non-financial compliance, significant legal or regulatory compliance exposure and material reports or inquiries from government or regulatory agencies.

Management’s role in assisting the Board with its risk oversight responsibility is critical. The Chief Compliance Officer attends all meetings of the Compliance Committee and meets in executive session with the Board at least quarterly. Other members of senior management routinely attend Board meetings, report on their activities and present periodic risk management reports to the Audit Committee, which reports to the Board. These reports include risk considerations and discussions concerning actions and strategies for monitoring, managing and mitigating any risks identified. The Company’s Compliance Department documents known compliance risks, assesses the sufficiency of risk identification, and recommends risk management and mitigation strategies.

2018 Proxy Statement	| 3

CORPORATE GOVERNANCE

Policy for Approval of Related Party Transactions

Our Board has adopted a written policy for review, approval and disclosure of transactions between the Company and directors, director nominees, executive officers, beneficial owners of more than 5% of the Company’s common stock and immediate family members of any of the foregoing (each, a “related party”). Under our Related Party Transaction Policy, the Nominating and Corporate Governance Committee must approve or ratify all related party transactions involving amounts greater than $120,000 in a calendar year and in which a related party has a direct or indirect material interest. Under the Policy, certain transactions with related parties are deemed pre-approved, such as transactions in which the related party’s interest arises solely from the person’s service as a director of another entity that is a party to the transaction, certain charitable contributions and transactions determined by competitive bids. In assessing a related party transaction, the Nominating and Corporate Governance Committee considers several factors including, the commercial reasonableness of the terms of the transaction, the materiality of the transaction to the Company and the impact of the transaction on the related party’s independence.

4	| 2018 Proxy Statement

OUR BOARD AND ITS COMMITTEES

OUR BOARD AND ITS COMMITTEES

Building Our Board

Our Board recognizes that the duties and responsibilities of a director require highly skilled individuals with diverse qualities, skills, attributes and professional experience. Our Board and the Nominating and Corporate Governance Committee consider the qualifications of directors and director candidates individually and in the broader context of our Board’s overall composition and the Company’s current and future needs. The Nominating and Corporate Governance Committee reviews potential candidates for director vacancies and recommends nominees to our Board for approval and may retain, from time to time, a third-party search firm to assist in identifying potential candidates.

Our Board and Nominating and Corporate Governance Committee have determined that there are general requirements for service on the Board that all directors must possess, including the following:

•	high integrity and ethical standards;
•	commitment to representing the long-term interests of stockholders;
•	a proven record of success in the individual’s field;
•	an understanding of, and respect for, good corporate governance practices;
•	a high degree of financial literacy;
•	experience leading complex organizations;
•	the ability to devote the time necessary to properly discharge the duties associated with serving as a director, including attending and participating in Board and Committee meetings;
•	intangible qualities such as willingness to ask difficult questions while continuing to work collegially with other directors and management; and
•	an appreciation for diversity and inclusion.

While our Board does not have a specific diversity and inclusion policy, it does consider diversity of race, ethnicity, gender, age, cultural background and professional experiences in evaluating candidates for Board membership.

Director Qualifications

In addition to the characteristics that each director must possess, our Board and the Nominating and Corporate Governance Committee have identified certain qualifications, experiences, knowledge, skills and abilities that are important to be represented on our Board as a whole, in light of the Company’s current needs and business priorities. The table below reflects the specific qualifications and experiences of each director that led our Board to conclude that the director is qualified to serve on our Board. While we expect each director to be knowledgeable in these areas, a “✓” in the chart below indicates that the item is a specific qualification or experience that the director brings to our Board. The absence of a “✓” for a particular item does not necessarily mean that the director does not possess that qualification or experience.

Qualifications	Financial Industry Experience	Government & Regulatory Experience	Information Technology Experience	International/ Global Experience	Public Company Experience	Risk Oversight Experience
Vikram A. Atal	✓	✓		✓	✓	✓
Marjorie M. Connelly	✓		✓	✓	✓	✓
John H. Fain			✓		✓
Steven D. Fredrickson	✓			✓	✓
Penelope W. Kyle		✓			✓
James A. Nussle	✓	✓			✓	✓
Geir L. Olsen	✓		✓	✓	✓
Kevin P. Stevenson	✓		✓	✓	✓
Scott M. Tabakin	✓	✓			✓	✓
Lance L. Weaver	✓	✓		✓	✓	✓

2018 Proxy Statement	| 5

OUR BOARD AND ITS COMMITTEES

Board Committees

The standing Committees of our Board are the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each standing Committee operates pursuant to a written charter, which is available on the Investor Relations section of the Company’s website. All members of the standing Committees are independent as defined by NASDAQ Stock Market (“NASDAQ”) listing standards and SEC rules. In addition, each standing Committee has the ability to retain, at the Company’s expense, special legal, accounting or other consultants or advisors it deems necessary in the performance of its duties. Additional information concerning the standing Committees is included in the chart below.

Committee Members as of April 1, 2018	Primary Roles and Responsibilities	Quick Facts
Audit Committee Chair Scott M. Tabakin Members Vikram A. Atal Marjorie M. Connelly

•   monitors and reviews the integrity of the Company’s financial reports and monitors and provides oversight of the Company’s systems of internal controls regarding accounting and financial reporting;

•   engages and monitors the independence and performance of the Company’s independent auditors;

•   monitors the independence and performance of the Company’s internal auditors; and

•   provides an avenue of communication between the independent auditors, management, the internal audit department and our Board.

Number of meetings held in 2017: 12 All members are “audit committee financial experts” as defined by SEC rules.

Compensation Committee Chair John H. Fain Members Marjorie M. Connelly Scott M. Tabakin

•   develops and oversees the implementation of the Company’s compensation philosophy with respect to its directors, CEO, other NEOs and other executive officers;

•   designs the Company’s compensation program in a non-discriminatory manner, consistent with the Company’s compensation philosophy, internal equity considerations and market practice;

•   considers compliance with applicable laws and regulations that have an impact on Company’s business when making compensation decisions to encourage the highest standards of integrity and ethical conduct;

•   reviews and approves the Compensation Discussion and Analysis section in the Company’s proxy statements, which discusses the Company’s executive compensation program and policies and the reasoning behind such program and policies; and

•   reviews compensation programs and policies for features that may encourage excessive risk taking, and determine the extent to which there may be a connection between compensation and risk.

Number of meetings held in 2017: 10

All members are “outside directors” within the meaning of §162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and “non-employee directors” within the meaning of §16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Nominating and Corporate Governance Committee Chair Penelope W. Kyle Members John H. Fain James A. Nussle

•   develops and recommends to the Board a set of effective corporate governance policies and procedures applicable to the Company;

•   identifies individuals qualified to become Board members and recommend that our Board select a group of director nominees for each annual meeting of the Company’s stockholders;

•   oversee annual evaluation of our Board;

•   review periodically the Company’s related party transaction policy, make recommendations to our Board concerning changes and approve transactions; and

•   considers candidates recommended by stockholders in accordance with Section 2.11 of the Company’s By-laws and Article Five of the Company’s Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) using the same criteria in evaluating candidates nominated by a stockholder as it does for candidates recommended by the Board or management.

Number of meetings held in 2017: 7

In addition to the standing Committees, our Board also has ad hoc Compliance and Strategy Committees.

6	| 2018 Proxy Statement

OUR BOARD AND ITS COMMITTEES

Compensation Committee Interlocks and Insider Participation

During 2017, all Compensation Committee members were independent, no member was an employee or former employee of the Company, no member had any related party transactions that would require disclosure under SEC rules and no NEO of the Company served on any compensation committee (or its equivalent) or board of directors of any other company whose executive officer served on the Compensation Committee or our Board.

Director Independence

Our Board has established guidelines, which conform to the independence requirements included in the NASDAQ listing standards and SEC rules and regulations, to assist it in determining director independence. Based on these guidelines, our Board has determined that Messrs. Atal, Fain, Nussle, Tabakin and Weaver and Mses. Connelly and Kyle are independent according to NASDAQ listing standards and SEC rules.

Director Attendance

During 2017, our Board held eight meetings. Each director attended at least 75% of the aggregate number of meetings of our Board and the Committees on which the director served during 2017. All directors are encouraged to attend our Annual Meeting of Stockholders and attended the 2017 Annual Meeting.

Communications with the Board

Stockholders may communicate with members of our Board by transmitting their correspondence by mail or email. All such communications should be sent to the attention of the Corporate Secretary as specified below:

Corporate Secretary

PRA Group, Inc.

120 Corporate Boulevard

Norfolk, Virginia 23502

corporatesecretary@pragroup.com

The Company’s confidential toll-free fraud hotline may be used by any stockholder who prefers to raise a concern to our Board in a confidential or anonymous manner by dialing 1-855-874-2659. All communications to the Company’s confidential fraud hotline are referred to the Chair of the Audit Committee.

Communications that are addressed to one or more directors will be collected and organized by the Corporate Secretary and forwarded to the Executive Chairman, or if addressed to a specific independent director, to that director, as soon as practicable. Communications that are abusive, in bad taste or that present safety or security concerns may be handled differently. If multiple communications are received on a similar topic, the Corporate Secretary may forward only representative correspondence or summaries. The Company’s Corporate Secretary will determine whether any communication addressed to our entire Board as a whole should be properly addressed by our entire Board or by a Committee. If a response to the communication is warranted, the content and method of the response will be coordinated with the Company’s Corporate Secretary.

2018 Proxy Statement	| 7

NON-EMPLOYEE DIRECTOR COMPENSATION

Non-Employee Director Compensation

Our Board, upon the recommendation of the Compensation Committee, establishes the compensation for our non-employee directors. Non-employee director compensation for 2017 included annual cash retainers for our Board, Committee members and Chairs, and our Lead Independent Director. On the date of the 2017 Annual Meeting, each non-employee director also received an equity award valued at approximately $110,000 that consisted of RSUs, which vest on the anniversary of the grant date. The vesting schedule for the RSUs, combined with the director stock ownership guidelines described below, are intended to align our non-employee directors’ economic interests with those of our stockholders.

Details concerning our non-employee director compensation for 2017 are as follows:

Annual Board Retainers	2017
Cash	$60,000
Common Stock	$110,000

Annual Committee Chair and Lead Independent Director Retainers (Cash)	2017
Lead Director	$25,000
Audit Committee	$25,000
Compensation and Strategy Committees	$17,500
Nominating and Corporate Governance and Compliance Committees	$15,000

Annual Committee Member Retainers (Cash)	2017
Audit Committee	$12,500
Compensation and Strategy Committees	$8,750
Nominating and Corporate Governance and Compliance Committees	$7,500

Our non-employee directors received the following compensation for service during 2017:

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Vikram A. Atal	$97,500	$109,992	$207,492
John H. Fain	$81,250	$109,992	$191,242
Penelope W. Kyle	$82,500	$109,992	$192,492
James A. Nussle	$82,500	$109,992	$192,492
Geir L. Olsen	$68,750	$109,992	$178,742
David N. Roberts(2)	$111,250	$109,992	$221,242
Scott M. Tabakin	$92,500	$109,992	$202,492
Lance L. Weaver	$85,000	$109,992	$194,992

(1)	Amounts represent the aggregate grant date fair value of the stock awards calculated by multiplying the number of unvested shares granted by the closing price of the Company’s common stock on the grant date. The actual amount of compensation realized by a director will depend upon the market price of the Company’s common stock on the vesting date.

(2)	Mr. Roberts ceased being a director effective December 31, 2017.

In addition to the compensation described above, each non-employee director is reimbursed for travel expenses incurred for attending Board meetings and reasonable expenses associated with participating in continuing education programs. The Company offers no retirement benefits or perquisites to directors. The Company maintains policies of directors’ and officers’ liability insurance covering all directors.

Director Stock Ownership Guidelines

Recognizing that each director should have a substantial personal investment in the Company, our Board has adopted stock ownership guidelines that apply to each non-employee director, which requires beneficial ownership by each non-employee director of shares of the Company’s common stock valued at not less than five times the director’s annual cash retainer for serving on our Board. Directors are expected to acquire and maintain this share ownership threshold within five years after joining our Board. As of March 31, 2018, all non-employee directors who have served on our Board for at least five years have met the stock ownership requirement.

8	| 2018 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board currently consists of 10 members. Our Certificate of Incorporation provides that our Board shall be divided into three classes with each class consisting of approximately one-third of the total number of directors. Each director serves a three-year term or, if earlier, until the director’s resignation, death or removal, and one class of directors is eligible for election at each annual meeting of stockholders. Nominees for director that receive the affirmative votes of a plurality of shares represented and voting in person or by proxy at the Annual Meeting will be elected.

The Nominating and Corporate Governance Committee recommended to the Board that Vikram A. Atal, Steven D. Fredrickson, Penelope W. Kyle and Lance L. Weaver be nominated for election to the Board to serve until the 2021 Annual Meeting of Stockholders. Any nominee for director who receives a greater number of votes withheld than votes for the director’s election must tender the director’s resignation for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will then consider the best interests of the Company and its stockholders and will recommend to the full Board what action should be taken with respect to the tendered resignation.

Messrs. Atal, Fredrickson and Weaver and Ms. Kyle have each consented to serve as a director if elected. We have no reason to believe that any of the nominees will be unable or unwilling for good cause to serve. However, if any nominee should become unable or unwilling to serve, proxies may be voted for another person nominated as a substitute by the Board or the Board may reduce the number of directors. If the Board nominates a substitute, the shares represented by all valid proxies will be voted for that nominee.

The Company did not receive any nominations or recommendations for director from stockholders for consideration at the Annual Meeting.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH DIRECTOR NOMINEE.

2018 Proxy Statement	| 9

PROPOSAL 1: ELECTION OF DIRECTORS

Director Nominees – Three-Year Terms Expiring at the 2021 Annual Meeting of Stockholders

VIKRAM A. ATAL

President, Atal Advisers,LLC

Director Since 2015

Mr. Atal, 62, has served as President of Atal Advisers, LLC since February 2013, when he formed the business and strategy consulting firm. Prior to forming Atal Advisers, Mr. Atal served in executive roles with increasing responsibility with Citigroup, Inc. for 27 years, including as Executive Vice President for Citigroup’s global consumer bank from 2008 to 2013, where he had responsibility for shaping Citi as an information-centric enterprise, leveraging analytics and data to drive growth, and overseeing loss mitigation efforts against Citi’s high-risk consumer portfolio through the financial crisis. From 2005 to 2008, Mr. Atal served as Chairman and CEO for Citi Cards’ branded and retail partner cards franchise in North America, which had revenues of $18 billion and more than 60 million customers. His previous roles with Citigroup included leadership of partnership programs for Citi Cards, serving as CFO of Citi’s U.S. cards franchise, and overseeing SEC, regulatory and business financial reporting for Citicorp. In October 2017, Mr. Atal became a member of the board of directors of Goldman Sachs Bank USA.

Mr. Atal’s experience as a senior executive in the financial services industry along with his significant international experience working for complex, publicly traded organizations qualify him to serve on the Board.

STEVEN D. FREDRICKSON

Executive Chairman and Former CEO of PRA Group, Inc.

Director Since 2002

Mr. Fredrickson, 58, has served as the Company’s Executive Chairman since June 2017 and was Chairman and CEO from 2002 until June 2017. He also served as the Company’s President from 1996 to August 2015. Prior to co-founding the Company in 1996 with Mr. Stevenson, Mr. Fredrickson held various leadership roles with Household Recovery Services’ (“HRSC”) Portfolio Services and Household Commercial Financial Services groups and specialized in corporate and real estate workouts at Continental Bank of Chicago. Mr. Fredrickson is a member of the board of directors for the St. Mary’s Home Foundation, a trustee of the Eastern Virginia Medical School Foundation and a past member of the board of the United Way of South Hampton Roads and the executive advisory council of the Strome College of Business at Old Dominion University.

Mr. Fredrickson’s leadership of the Company, in his current role as Executive Chairman and in his former role as Chairman, President and CEO, and his extensive industry knowledge qualify him to serve on the Board.

10	| 2018 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS

PENELOPE W. KYLE

President Emeritus, Radford University

Director Since 2005

Ms. Kyle, 70, has been President Emeritus of Radford University since July 2016, when she retired after serving more than 11 years as the first female President of the University. Prior to her appointment as President of Radford University on June 1, 2005, she served as the first female Executive Director of the Virginia Lottery, having been appointed to that position by three successive Virginia governors. Ms. Kyle is an attorney who began her legal career at the law firm of McGuireWoods LLP. She was later employed by CSX Corporation, a publicly traded company, for 13 years in a variety of legal and executive positions, and became the company’s first female officer. Ms. Kyle served two terms as a member of the Fulbright Foundation (Canada) board, was a member of the National Collegiate Athletic Association’s Presidents Council and currently serves as a member of the Knight Commission on Intercollegiate Athletics. She has also served on the boards of several private institutions and public universities. Ms. Kyle previously served as a director of Cornerstone Realty Income Trust, Inc. (NYSE), where she was a member of the compensation committee and chair of the audit committee.

Ms. Kyle’s extensive leadership roles in law, business, and government, and particularly her role as a former chief executive of a public university, provide her with the requisite management experience and business expertise to serve on our Board.

LANCE L. WEAVER

Retired President, Virgin Money Cards

Director Since 2015

Mr. Weaver, 63, is an accomplished consumer financial services executive with nearly 40 years of experience across the consumer lending, mortgage and credit card asset classes. He has served as an advisor to financial services companies including VISA, Citigroup, Total System Services and Apollo Capital, and was President, Money Cards for Virgin Money Holdings in the U.K. from 2013 to 2015. Before holding these positions, Mr. Weaver was President of EMEA Card Services for Bank of America, with approximately $30 billion in assets across Europe, Canada and China. He had also previously served on the senior management team of MBNA Corporation for 15 years, where he helped build MBNA into the largest independent credit card lender in the world when it was acquired by Bank of America in 2006. Mr. Weaver’s prior experience includes executive leadership roles with Citigroup, Wells Fargo and Maryland National Bank. Since November 2017, Mr. Weaver has served on the board of directors of Internap Corporation (NASDAQ), a leading provider of high-performance data center services including high-density colocation and value-added services such as managed hosting, cloud and network connectivity. He currently serves on Internap’s Compensation Committee. He is a past member of the Georgetown University board of directors and board of trustees, past board chair of MasterCard Incorporated and a former member of the board of FedBid, Inc.

Mr. Weaver’s international experiences in the financial services industry along with his experience working for complex, highly regulated, publicly traded organizations make him a strong, well-qualified addition to the Board of Directors.

2018 Proxy Statement	| 11

PROPOSAL 1: ELECTION OF DIRECTORS

Directors with Terms Expiring at the 2019 Annual Meeting of Stockholders

MARJORIE M. CONNELLY

Former Chief Operating Officer of Convergys Corporation

Director Since 2018

Ms. Connelly, 56, was elected as a Director of the Company on January 1, 2018, and served previously on the Company’s Board from 2013 to 2014. She has almost 30 years of experience in financial services. From November 2014 to December 2017, Ms. Connelly was the Chief Operating Officer of Convergys Corporation, a publicly traded, global leader in customer management. From 2012 to 2013, she was the Interim President of Longwood University. From 2009 to 2011, Ms. Connelly was the Global Chief Operating Officer at Barclaycard where she was responsible for the operations and technology support of the consumer and commercial credit card, merchant acquiring and point of sale finance businesses. From 2006 to 2008, Ms. Connelly was the Chief Operating Officer of Wachovia Securities, and prior to that, she spent 12 years at Capital One Financial Services in roles of increasing responsibility, including Executive Vice President, Head of Infrastructure for U.S. credit card operations and interim Chief Information Officer.

Ms. Connelly’s qualifications to serve on the Board include her extensive experience in the financial services industry with publicly-traded, global companies.

JOHN H. FAIN

Retired President and CEO of Metro Information Services, Inc.

Director Since 2010

Mr. Fain, 69, has more than 25 years of business management experience, including service as the co-founder, President and CEO of Metro Information Services, Inc. (“Metro”). Metro was an information technology consulting services firm that went public in 1997, and subsequently merged with Keane, Inc. in 2001. Prior to co-founding Metro, Mr. Fain developed and managed his own independent data processing consulting practice, servicing clients in multiple states. Mr. Fain retired in 2002 and currently serves on the Endowment Committee of the Virginia Beach Aquarium and Marine Science Center Foundation. He is a past member of the Investment Committee of the Hampton Roads Community Foundation.

Mr. Fain’s insight concerning the use of information technology strategies in large companies, his operational and financial expertise and his experience as a CEO and director of a public company qualify him to serve on the Board.

12	| 2018 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS

GEIR L. OLSEN

Partner, Ubon Partners

Director Since 2016

Mr. Olsen, 45, was the CEO and a board member of Aktiv Kapital, AS, a leading European consumer debt purchaser, from September 2011 until its acquisition by the Company in 2014. From August 2014 until January 2016, Mr. Olsen served as the CEO of PRA Group Europe. Under Mr. Olsen’s leadership, the two companies were integrated, and PRA Group’s European market position was significantly strengthened. Prior to Aktiv Kapital, Mr. Olsen held various leadership roles in sales, marketing and strategy with Cisco Systems and Tandberg, a Norwegian company that Cisco acquired in 2010. He also advised financial services and technology companies as a consultant at McKinsey & Company for five years prior to joining Tandberg. Currently, Mr. Olsen is a partner at Ubon Partners, an investment company focused on early stage companies in technology and financial services that he cofounded in 2013, and is a member of the board of directors of Avida Finans, a consumer and small and medium enterprises (SME) credit provider in the Nordic region and Molo Finance, a digital mortgage lender based in the U.K. He previously served on the board of Acano Ltd, a technology company based in the U.K., prior to its acquisition by Cisco.

Mr. Olsen’s qualifications as a director include an in-depth understanding of the European debt purchase markets and experience in using technology to transform businesses.

KEVIN P. STEVENSON

President and Chief Executive Officer of PRA Group, Inc.

Director Since 2015

Mr. Stevenson, 54, has served as the Company’s President and CEO since June 1, 2017. From August 2015 to June 1, 2017, he served as the Company’s President and Chief Administrative Officer and from 2002 to August 2015, Mr. Stevenson served as the Company’s Executive Vice President, Chief Financial and Administrative Officer, Treasurer and Assistant Secretary. Prior to co-founding the Company with Mr. Fredrickson in 1996, Mr. Stevenson held various positions with HRSC, including Controller, and Household Bank, where he served as the controller of a regional processing center and also managed the collections, technology, research and ATM departments. While at Household Bank, he participated in numerous bank and branch acquisitions as well as divestitures. Mr. Stevenson is a certified public accountant and currently serves on the boards of the EQUI-KIDS Therapeutic Riding Program of Virginia Beach, the Sandler Center for the Performing Arts Foundation and the Greater Norfolk Corporation. He is a past board member of the American Red Cross of Southeastern Virginia.

Mr. Stevenson’s qualifications to serve on the Board include his deep Company and industry knowledge and strong financial acumen.

2018 Proxy Statement	| 13

PROPOSAL 1: ELECTION OF DIRECTORS

Directors with Terms Expiring at the 2020 Annual Meeting of Stockholders

JAMES A. NUSSLE

President and CEO, Credit Union National Association

Director Since 2013

Mr. Nussle, 57, has served as President and CEO of the Credit Union National Association since September 2014. Mr. Nussle has also served on the board of trustees of Thrivent Financial Mutual Funds since 2011 and is an industry advisor to a private equity firm, Avista Capital Partners. Mr. Nussle previously served as the President of Growth Energy, a renewable energy industry association based in Washington, D.C., from 2010 to 2013. Prior to his private sector career, Mr. Nussle served extensively in government at both the local and federal levels. He served eight terms as a U.S. Representative from Iowa between 1991 and 2007, was elected by his colleagues to serve three terms as the House Budget Committee Chairman, and was selected by President George W. Bush in 2007 to serve in his Cabinet as the Director of the Office of Management and Budget. Mr. Nussle also served on a number of President Bush’s policy councils including the National Economic, Homeland Security and National Security Councils. Mr. Nussle’s career also includes four years as an elected prosecuting attorney in Iowa and the practice of law in Iowa.

In addition to his industry experience, Mr. Nussle’s legal background and significant experience interacting with regulators qualify him to serve on the Board.

SCOTT M. TABAKIN

Independent Consultant and Advisor

Director Since 2004

Mr. Tabakin, 59, is an executive-level consultant, advising boards and management teams on strategy, capital raising, capital structures and exit strategies. He was a certified public accountant and has more than 30 years of public company experience. From December 2011 until December 2013, Mr. Tabakin was Executive Vice President and CFO of Value Options, Inc. (now Beacon Health Options, Inc.), then the nation’s largest independent, privately owned behavioral health and wellness company. Mr. Tabakin also served as Executive Vice President and CFO of Bravo Health, Inc., a privately owned managed health care company, from July 2006 until the sale of the company in November 2010. Prior to that, he was Executive Vice President and CFO of AMERIGROUP Corporation, then a publicly traded (NYSE) managed health care company. From October 1992 until May 2001, Mr. Tabakin was Executive Vice President and CFO of Beverly Enterprises, Inc. (now Golden Living Center), then the nation’s largest publicly traded (NYSE) provider of long-term health care. From June 1980 until October 1992, Mr. Tabakin worked for the accounting firm of Ernst & Young LLP. He also serves on the boards of the University of Maryland Medical System Health Plans and the advisory board of BehaveCare.

Mr. Tabakin’s experiences, including his tenure as the CFO of two large publicly traded companies, provide him with a comprehensive understanding of the complex financial and legal issues facing public companies and qualify him to serve on the Board.

14	| 2018 Proxy Statement

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

The Audit Committee is responsible for the engagement, compensation and oversight of the Company’s independent registered public accounting firm. As ratified by stockholders at the 2017 Annual Meeting, the Audit Committee appointed KPMG to serve as the Company’s independent registered public accounting firm for the year ended December 31, 2017.

In evaluating the performance and considering the engagement of the Company’s independent registered public accounting firm, including whether to rotate firms, the Audit Committee considers various factors, including the independent registered accounting firm’s capability and expertise in handling the scope and complexity of our audit, independence, fees, tenure as the Company’s independent registered public accounting firm, the current level and quality of service and the potential impact of changing firms. The Audit Committee is directly involved in the selection of the lead engagement partner in conjunction with the periodic, mandated rotation of the lead partner. Based on these factors, the Audit Committee determined that the continued engagement of KPMG as our independent registered public accounting firm is in the best interests of the Company and its stockholders. As a result, the Audit Committee has selected KPMG to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2018.

Although not required to do so, the Board is submitting the appointment of KPMG for ratification by the Company’s stockholders as a matter of good corporate governance practice. The Audit Committee is not required to take any action based on the outcome of the vote on this Proposal 2. However, if our stockholders do not ratify the appointment of KPMG, the Audit Committee will consider whether to select a different independent registered public accounting firm. Even if the selection of KPMG is ratified by the stockholders, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. Representatives of KPMG are expected to attend the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018.

2018 Proxy Statement	| 15

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

Fees Paid to KPMG

KPMG served as the Company’s independent registered public accounting firm with respect to the audits of the Company’s consolidated financial statements and the effectiveness of the Company’s internal controls over financial reporting for the year ended December 31, 2017. The following table sets forth the fees billed or expected to be billed by KPMG for audit and other services for the years ended December 31, 2016 and 2017.

Service	2016	2017
Audit Fees(1)	$2,623,071	$3,197,851
Audit-Related Fees(2)	$391,505	$13,904
Tax Fees	$0	$0
All Other Fees(3)	$18,364	$26,160
Total	$3,032,940	$3,237,915

(1)	Audit Fees primarily relate to the audits of the Company’s annual consolidated financial statements and effectiveness of the Company’s internal control over financial reporting and reviews of the quarterly consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q.
(2)	Audit-Related Fees relate primarily to expenses incurred in connection with document production requests and services required for capital transactions and compliance certificates for Europe.
(3)	All Other Fees relate to assistance with XBRL tagging, liquidations and a financial reporting template in Europe.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures that require the pre-approval of audit, audit-related and permissible non-audit services provided by KPMG. In the event that the Audit Committee Chair provides such pre-approval, the Audit Committee Chair will report any pre-approval decisions to the Audit Committee at its next meeting. During 2017, all audit, audit-related and permissible non-audit services provided by KPMG were pre-approved by the Audit Committee or Audit Committee Chair. The Audit Committee has considered the provisions of these services by KPMG and has determined that the services are compatible with maintaining KPMG’s independence.

16	| 2018 Proxy Statement

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

Report of the Audit Committee

The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the Company’s accounting, auditing, financial reporting, internal controls and management processes. KPMG, the Company’s independent registered public accounting firm, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the Company’s internal control over financial reporting.

The Audit Committee has reviewed and discussed with management and KPMG the Company’s audited financial statements for the year ended December 31, 2017. The Audit Committee has also discussed with KPMG the matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board, and such other matters as are required to be discussed under auditing standards generally accepted in the United States of America. In addition, the Audit Committee has received the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence and has discussed with KPMG its independence. The Audit Committee has concluded that KPMG’s provision of audit and non-audit services to the Company and its affiliates is compatible with KPMG’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.

Audit Committee

Scott M. Tabakin, Chair
Vikram A. Atal
Marjorie M. Connelly
John H. Fain

2018 Proxy Statement	| 17

EXECUTIVE OFFICERS

EXECUTIVE OFFICERS

	Age as of
Name and Position	March 31, 2018	Background and Experience
Kevin P. Stevenson President and Chief Executive Officer	54	See the biographical information for Mr. Stevenson under “Continuing Directors – Directors with Terms Expiring at the 2019 Annual Meeting” on page 13 of this Proxy Statement.
Peter M. Graham Executive Vice President and Chief Financial Officer	52	Mr. Graham has served as the Company’s Executive Vice President and CFO since August 2016. Prior to joining the Company, Mr. Graham served as a finance executive on the GE Capital Corporation exit plan team from 2015 until August 2016. From 2010 to 2015, Mr. Graham held various positions with GE Capital, including CFO for GE Commercial Distribution Finance from 2014 to 2015 and CFO for GE Capital Markets from 2010 to 2014.
Christopher B. Graves Executive Vice President, Americas	49	Mr. Graves has served as Executive Vice President, Americas since March 2018. He joined the Company in 2006 as Vice President of Portfolio Acquisitions and served in that position until 2009 when he became Senior Vice President of Core Acquisitions. In August 2015, Mr. Graves became Executive Vice President, Americas Core, a position he held until March 2018.
Christopher D. Lagow Senior Vice President and General Counsel	44	Mr. Lagow served as the Company’s U.S. Counsel – Litigation from 2006, when he joined the Company, until 2014. In 2014, Mr. Lagow became the Company’s Deputy General Counsel and served in that role until 2015 when he became Senior Vice President and General Counsel.
Tikendra Patel Chief Executive Officer, PRA Group Europe	52	From 2008 until 2014, Mr. Patel served as the Chief Operating Officer of Aktiv Kapital. Upon the Company’s acquisition of Aktiv Kapital in 2014, Mr. Patel became the Chief Operating Officer of PRA Group Europe. In 2016, Mr. Patel became the CEO of PRA Group Europe.
Steven C. Roberts Chief Strategy and Business Development Officer	56	Mr. Roberts joined the Company as President, Business and Government Services in November 2012 and served in that position until November 2015 when he became Chief Strategy and Business Development Officer.
Martin Sjölund Chief Operating Officer, Europe	45	Mr. Sjölund served as Director-Group Strategy and Corporate Development (Europe) of Aktiv Kapital from 2011 until 2014 when Aktiv Kapital was acquired by the Company. He held the same position with the Company until November 2015 when he was appointed Chief Operating Officer – Europe.
Laura B. White Chief Compliance Officer	47	Ms. White has served as the Company’s Chief Compliance Officer since April 2014. Prior to joining the Company, Ms. White served as the Chief Risk and Compliance Officer, Americas Zone for Allianz Global Assistance from 2010 to 2014.

18	| 2018 Proxy Statement

PROPOSAL 3: APPROVAL OF NEO COMPENSATION

PROPOSAL 3: APPROVAL OF NEO COMPENSATION

Pursuant to Section 14A of the Exchange Act, the Company’s stockholders are being asked to approve, on a non-binding advisory basis, the compensation of the Company’s NEOs as disclosed in this Proxy Statement. This vote provides stockholders with the opportunity to express their views on the compensation of our NEOs.

An objective of the Company is to retain highly qualified and talented executives and to provide appropriate incentives to encourage their high performance, which creates value for the Company’s stockholders. As described in detail in this Proxy Statement, the Company seeks to closely align the interests of its NEOs with the interests of its stockholders and appropriately reward performance while discouraging unnecessary or excessive risk-taking. A vote on Proposal 3 will not approve any specific item of compensation, but rather the overall compensation of the Company’s NEOs. Accordingly, stockholders are asked to cast their votes “FOR” Proposal 3 to indicate their support for the Company’s compensation of its NEOs as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, Summary Compensation Table and related compensation tables and narrative.

This vote is not binding on the Company, the Board or the Compensation Committee. However, it will provide information to the Company, the Board and the Compensation Committee regarding stockholder sentiment about the Company’s executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the remainder of 2018 and beyond. The Compensation Committee values the opinions of its stockholders and will take into consideration any concerns they may raise (in the event there is any significant vote against the executive officer compensation as described in this Proxy Statement) when making future executive compensation decisions.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

2018 Proxy Statement	| 19

PROPOSAL 3: APPROVAL OF NEO COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) is intended to provide you with a description of our executive compensation program, with a focus on the Compensation Committee’s decisions with respect to the following NEOs.

NEO	Executive Titles
Kevin P. Stevenson	President and Chief Executive Officer
Steven D. Fredrickson	Executive Chairman of the Board of Directors and Former Chief Executive Officer
Peter M. Graham	Executive Vice President and Chief Financial Officer
Christopher B. Graves	Executive Vice President, Americas
Steven C. Roberts	Chief Strategy and Business Development Officer
Tikendra Patel	Chief Executive Officer, PRA Group Europe

2017 Financial Results

During 2017, we had the following results:

•	In 2017, net income attributable to the Company was $162.3 million including the impact of special items, or $3.54 diluted earnings per share (“EPS”), compared to $85.1 million, or $1.83 EPS in 2016.
•	Total revenues decreased 2% to $813.6 million in 2017, compared to total revenues of $830.6 million in 2016.
•	Cash collections increased by 1% to $1.51 billion in 2017, compared to $1.49 billion in cash collections in 2016.
•	Portfolio acquisitions increased 17%, to $1.11 billion, compared to $947.3 million in 2016.

Over the last 3-year period, we had the following results:

•	Net income attributable to the Company declined 8%, from $176.5 million in 2014 to $162.3 million in 2017. Diluted EPS increased 1% to $3.54 per diluted share in 2017, compared to $3.50 diluted EPS in 2014.
•	Total revenues decreased 8% to $813.6 million in 2017, compared to total revenues of $881.0 million in 2014.
•	Cash collections increased by 10% to $1.51 billion in 2017, compared to cash collections of $1.38 billion in 2014.
•	Portfolio acquisitions decreased 23% to $1.11 billion in 2017, compared to portfolio acquisitions of $1.43 billion in 2014, which was the year we purchased Aktiv Kapital, AS and its portfolio.

20	| 2018 Proxy Statement

PROPOSAL 3: APPROVAL OF NEO COMPENSATION

Our 2017 NEO pay was aligned with those results:

•	Cash bonuses were paid at an aggregate percentage of 69% of target bonus for 2017 compared to 77% for 2016, which reflects the percentage of cash bonuses paid to individuals who were NEOs in 2017 compared to the total target bonuses for those NEOs. Both the current and former CEOs, Messrs. Fredrickson and Stevenson, were paid bonuses at 50% of target for 2017. The 77% of target for 2016 included RSUs granted at 25% of the 2017 NEOs’ bonus targets that will vest over the next two years, but excludes Mr. Graham who received a 100% cash bonus payment consistent with the terms of his employment agreement.
•	Our annual long-term incentive program (“LTIP”), which is designed to closely align the interests of our NEOs with stockholders and our performance, experienced a decrease in payout on the return on equity (“ROE”) component and no payout for the total stockholder return (“TSR”) component of our LTIP for the 3-year measurement period ended December 31, 2017 (the “2015 LTIP”).
The payout for the ROE component of the 2015 LTIP was 40%. For comparison, the payout was 91% for the ROE component of the LTIP for the 3-year measurement period ended December 31, 2016 (the “2014 LTIP”). This represents a 56% decline in the payout for the ROE component of the 2015 LTIP compared to the 2014 LTIP.
The payout for the TSR component of both the 2015 LTIP and the 2014 LTIP was 0%.

•	Total realized pay for our CEO was 100% of target in 2015, 54% of target in 2016 and 69% of target in 2017.
Salary reflects salary for the individual serving as CEO at year-end of each respective year.
Bonus reflects the payout for the individual serving as CEO at year-end for the respective years’ performance.
Mr. Fredrickson’s LTIP target was used in 2015 and 2016, when he received grants as CEO. Mr. Stevenson’s LTIP target was used in 2017. Mr. Fredrickson’s LTIP vestings were used for all years, as the vested LTIP awards were all granted while he served as our CEO.

2018 Proxy Statement	| 21

PROPOSAL 3: APPROVAL OF NEO COMPENSATION

Philosophy and Objectives of Our Executive Compensation Program

Our compensation philosophy and the objectives of our executive compensation program include:

•	aligning pay to performance;
•	creating commonality of interest between management and stockholders by tying realized compensation to changes in stockholder value;
•	maintaining an appropriate pay mix, with an emphasis on performance-based pay and long-term incentive compensation;
•	paying competitively based on external market standards and internal parity, while considering emerging trends in executive compensation;
•	driving the attainment of the Company’s short- and long-term financial and strategic objectives;
•	attracting, retaining and motivating highly skilled executives; and
•	focusing on strong governance, applicable regulatory requirements and risk management practices.

Our executive compensation philosophy and program take into consideration the Company’s overall performance against its short- and long-term financial and strategic objectives while maximizing the financial efficiency of the overall program from tax, accounting, and cash flow perspectives.

Decision-Making: Role of the Compensation Committee

Our Board has delegated oversight of our executive compensation program to its Compensation Committee. Among its duties, the Compensation Committee is responsible for formulating the compensation recommendations for our CEO and approving all compensation for our executive officers. Although the Compensation Committee considers the CEO’s recommendations, the Compensation Committee evaluates independently the CEO’s recommendations and makes all final compensation decisions within the parameters of its compensation philosophy. This process includes the following:

•	evaluating the competitiveness of each NEO’s total compensation, including base salary, annual bonus and long-term equity incentives;
•	reviewing and approving corporate and individual performance goals and objectives for the Company’s incentive compensation plans;
•	evaluating individual performance considering these goals and objectives;
•	considering any adverse compliance issues when making pay decisions;
•	approving changes to each NEO’s total compensation; and
•	overseeing employment agreements, including the renewal process.

The Compensation Committee is supported in its work by FW Cook, its independent executive compensation consultant, the CEO (where appropriate), and other members of management.

Decision-Making: Role of the Chief Executive Officer

At the Compensation Committee’s request, our CEO attends portions of the Compensation Committee’s meetings to discuss the Company’s performance and compensation-related matters. While he does not participate in any deliberations relating to his own compensation, he shares his assessment of the performance of the other executive officers with the Compensation Committee. Based on his assessment and the Company’s overall performance and the performance of the other executive officers, our CEO makes recommendations to the Compensation Committee on compensation decisions. The Compensation Committee considers the CEO’s recommendations, as well as data and analyses provided by FW Cook (and to a lesser extent, other members of management), but retains full discretion to approve, or recommend for the independent members of the Board to approve, all executive compensation.

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PROPOSAL 3: APPROVAL OF NEO COMPENSATION

Decision-Making: Role of the Compensation Consultant

FW Cook is the independent executive compensation consultant for, and reports directly to, the Compensation Committee. The Compensation Committee may replace FW Cook or hire additional consultants at any time and retains sole authority to hire any compensation consultant, approve such consultant’s compensation, determine the nature and scope of its services, evaluate its performance, and terminate its engagement.

A representative of FW Cook attends Compensation Committee meetings and communicates with the Compensation Committee Chair between meetings, as requested. FW Cook provides various executive compensation services to the Compensation Committee, including advising the Compensation Committee on the principal aspects of our executive compensation program, updating the Compensation Committee on evolving executive compensation practices and trends and providing market information and analysis regarding the competitiveness of our executive compensation program and award values in relation to performance.

During 2017, FW Cook performed the following key services for the Compensation Committee:

•	provided a competitive analysis of each NEO’s compensation compared to our Compensation Peer Group and other survey data;
•	reviewed and provided recommendations to the Compensation Committee on our Compensation Peer Group;
•	provided a competitive evaluation of share usage, dilution, and fair value transfer compared to our Compensation Peer Group;
•	reviewed and provided advice on the CD&A and related compensation disclosures in this Proxy Statement;
•	reviewed and provided input on materials for Compensation Committee meetings;
•	reviewed the incentive compensation plans in which our NEOs participate;
•	completed a risk analysis of the Company’s incentive compensation plans; and
•	provided a competitive review of the Company’s non-employee director compensation program compared to our Compensation Peer Group.

FW Cook provided no other services to the Company or the Committee during 2017. The Committee has assessed the independence of FW Cook pursuant to SEC rules and NASDAQ listing standards and has determined that no known conflict of interest exists that prevents FW Cook from serving as an independent compensation consultant to the Compensation Committee.

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PROPOSAL 3: APPROVAL OF NEO COMPENSATION

KEY FEATURES OF OUR EXECUTIVE COMPENSATION PROGRAM

WHAT WE DO	WHAT WE DON’T DO

We tie NEO compensation to performance. The vast majority of each NEO's total compensation is tied to Company and individual performance (i.e., not guaranteed) and base salary comprises a modest portion of overall compensation.

We target market median. We target total direct compensation (base salary, annual bonus, and long-term incentives) at the median (50th percentile) of our Compensation Peer Group; we use the median as the beginning reference point and the Compensation Committee then adjusts pay based on a comprehensive review of performance.

We tie compensation to relative stock performance. A portion of each NEO’s target total direct compensation is earned based on the Company’s relative stock performance against a comparator group.

We have stock ownership guidelines for our NEOs. We have stock ownership guidelines for our NEOs that require them to own shares of the Company's common stock valued at a multiple of salary. Moreover, the Compensation Committee reserves the right to pay annual cash bonuses in equity if an NEO has not made significant progress towards meeting the NEO’s stock ownership guidelines.

We enhance executive officer retention through equity awards. We enhance executive officer retention by providing a portion of our long-term equity program in time-based awards with multi-year vesting schedules.

We have an independent Compensation Committee. Our Compensation Committee, which is comprised solely of independent directors, engages an independent compensation consultant.

We require a “double-trigger” before making change in control payments. We have adopted “double trigger” vesting for equity awards following a change in control. We prohibit accelerated vesting of NEO equity awards on a change in control or upon a termination of employment unless such termination occurs within six months before or 24 months following such change in control or in the event of the NEO’s death.

We include restrictive covenants in our employment and equity award agreements. We include restrictive covenants in our employment and equity award agreements for our NEOs.

We clawback in the event of negative financial restatements. Our award agreements and Annual Bonus Plan provide that the Compensation Committee may cancel or clawback all or any portion of awards or the gain realized on the award and any benefits derived from that award.

We do not encourage unnecessary or excessive risk. We believe that neither the design nor the individual elements of our compensation programs encourages our employees, including our NEOs, to take unnecessary or excessive risks. The Compensation Committee annually reviews and approves our compensation strategy and programs and assesses the risks of these programs. This work is done to reduce the likelihood that any risks arising from our compensation programs will have material adverse effect on the Company, in either the short- or the long-term.

We do not provide across-the-board salary increases. We do not provide across-the-board base salary increases for our executive officers. Our Compensation Committee evaluates total compensation for all executive officers and only adjusts base salary when necessary to reflect changes in the executive officer’s responsibilities or in market conditions.

We do not guarantee minimum payouts or use a single performance metric. Incentive compensation is not based on a single performance metric and we do not have guaranteed minimum payouts under our Annual Bonus Plan or LTIP.

We do not provide tax gross-ups. We do not provide executive officers, including our NEOs, with excise tax gross-ups for payments made in connection with a change in control.

We do not generally provide perks or personal benefits. We do not provide our executive officers with perquisites or other personal benefits, except for periodic comprehensive physical examinations (at a cost of up to approximately $5,000 each).

We do not offer deferred-compensation plans. We do not offer any nonqualified deferred-compensation plans or arrangements to our NEOs.

We do not allow hedging or pledging. We prohibit hedging or pledging of Company securities.

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PROPOSAL 3: APPROVAL OF NEO COMPENSATION

2017 Executive Compensation Highlights

At the 2017 Annual Meeting, our stockholders approved by 92.0% of the votes cast, on a non-binding advisory basis, the compensation of our 2016 NEOs. In light of the favorable results of this stockholder vote, the Compensation Committee did not make substantial changes to our 2017 executive compensation program for our NEOs.

The Compensation Committee believes that our executive compensation program and performance incentives in place in 2017, as more fully described herein, reflect the Company’s financial and strategic objectives. The total compensation paid to our NEOs in 2017 reflects the Compensation Committee’s commitment to aligning pay with performance. With input from FW Cook, the Compensation Committee took the following 2017 executive compensation actions:

•	approved the Company’s 2017 executive compensation program, including base salary increases for Messrs. Roberts and Patel and an increased LTIP grant for Mr. Roberts. The Committee’s approval of the 2017 executive compensation program took into consideration the market median, Company and individual performance, expected future contributions, and executive retention;
•	approved the payment of 2017 cash bonuses at an aggregate percentage of 69% of target for all NEOs, due to below target company performance, excluding the impact of special items such as the U.S. corporate income tax legislation enacted in 2017;
•	determined total compensation and approved new employment agreements for Messrs. Stevenson and Fredrickson in connection with their appointments as President and CEO and Executive Chairman, respectively, effective June 1, 2017; and
•	approved the LTIP for the 3-year performance period ending December 31, 2019 and certified TSR and ROE performance at 0% and 40%, respectively, for the 2015 LTIP.

Use of Competitive Data

To maintain the competitiveness of our executive compensation program, the Compensation Committee believes that it is appropriate to establish compensation levels based on benchmarking, as well as information regarding pay practices at comparable companies. Accordingly, the Compensation Committee engaged FW Cook to review and make recommendations relating to the companies included in our 2017 Compensation Peer Group identified on the right. The Compensation Committee believes the Compensation Peer Group reflects the organizations that most closely correlate with us in terms of size and business model and, therefore, include primarily the consumer and specialty finance and data processing industries. The companies included in the Compensation Peer Group are comparable to the Company based on various metrics, including net income, market capitalization and complexity of operations. Revenue is taken into consideration, but not as heavily as the other metrics listed, as not all our cash receipts are represented in our revenue. A significant portion of our cash receipts is recorded as a reduction of principal on finance receivables amortization, rather than as revenue.

We target NEO total direct compensation at approximately the median of our Compensation Peer Group. Actual cash compensation may be above or below the median based on actual performance. Realized long-term equity incentives and total compensation will vary from the median based on actual financial and stock price performance.

2017 Compensation Peer Group
Credit Acceptance Corp.
CSG Systems International
Encore Capital Group, Inc.
Fair Isaac Corp.
FirstCash, Inc.
Green Dot Corp.
HMS Holdings Corp.
KCG Holdings, Inc.
MGIC Investment Corp.
MSCI Inc.
Ocwen Financial Corp.
SEI Investments Company
Total System Services, Inc.
WEX Inc.
World Acceptance Corp.

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PROPOSAL 3: APPROVAL OF NEO COMPENSATION

With respect to our 2016 Compensation Peer Group, the Compensation Committee, based on the recommendation of FW Cook, approved the removal of Cash America International, which was acquired by FirstCash, Inc., the removal of Equifax Inc., Global Payments Inc., and Walter Investment Management (due to their lack of comparable market capitalization), and the addition of CSG Systems International Inc., Green Dot Corp., and MGIC Investment Corp., which are comparable in market capitalization and operate in comparable industries.

In addition to Compensation Peer Group data, the Compensation Committee reviews, but does not place as much emphasis on, financial services and general industry compensation survey data reported by the compensation consulting firm of Willis Towers Watson. The primary focus on the Compensation Peer Group data relates to more direct matches in terms of company size and business mix. The Compensation Committee uses this data to ascertain the competitive market for our NEOs, to determine whether the Company’s compensation levels are competitive, and to make any necessary adjustments to reflect executive performance and Company performance. As a part of this process, FW Cook measures target and actual pay levels for the Company and the Compensation Peer Group for each component of our total direct compensation and in the aggregate. FW Cook also reviews the mix of our executive direct compensation components with respect to fixed versus variable, short-term versus long-term and cash versus equity-based pay. This information is then presented to the Compensation Committee for its review and use.

The Compensation Committee generally compares the compensation of our NEOs to the median of the Compensation Peer Group. In addition, the Compensation Committee considers factors such as our performance relative to the Compensation Peer Group, the unique characteristics of the individual NEO’s position, and any succession and retention considerations.

Decisions For 2017

The following section contains information on the Compensation Committee’s decisions with respect to our NEOs on the various direct compensation components for 2017 and information regarding certain performance measures and goals. These measures and goals are disclosed in the limited context of our executive compensation program. Investors should not apply these performance measures and goals to other contexts. The following tables are in addition to, and not in lieu of, the Summary Compensation Table required by the SEC, which can be found on page 35.

2017 NEO Total Direct Compensation

Named Executive Officer	Base Salary	Annual Bonus Plan	LTIP(1)(2)	Total
Kevin P. Stevenson	$900,000	$450,000	$2,200,000	$3,550,000
Steven D. Fredrickson	$600,000	$400,000	$1,600,000	$2,600,000
Peter M. Graham	$450,000	$360,000	$500,000	$1,310,000
Christopher B. Graves	$440,000	$361,250	$500,000	$1,301,250
Steven C. Roberts	$400,000	$487,500	$400,000	$1,287,500
Tikendra Patel(3)	$485,685	$108,779	$350,000	$944,464
(1)	LTIP amounts represent the grant date fair value on the grant date and include RSUs and performance stock units (“PSUs”). The PSUs vest based on two components: ROE (“PSU/ROE”) and TSR (“PSU/TSR”). For Messrs. Stevenson, Fredrickson, Graham, Graves, Roberts, and Patel the RSU and PSU/ROE fair value is the closing price of the Company’s common stock on the grant date ($33.50) and the PSU/TSR fair value ($36.29) is determined using a Monte Carlo simulation as of the grant date in accordance with Accounting Standards Codification (“ASC”) Topic 718.
(2)	LTIP amounts exclude RSUs granted due to 2016 Bonus Performance.
(3)	Mr. Patel’s Base Salary and Annual Bonus Plan amounts were converted to U.S. dollars from British pounds using a December 31, 2017 conversion rate of $1.00 = £1.3491.
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PROPOSAL 3: APPROVAL OF NEO COMPENSATION

These decisions were based on the actual financial results, indicated in the table below, individual performance and the factors discussed in the following sections:

($ in millions, except for Diluted EPS)

Goal	2016 Actual	2017 Actual	Percent Change Over 2016
Revenue	$830.6	$813.6	-2%
Net Operating Income	$218.2	$211.0	-3%
Operating Expenses	$612.4	$602.6	-2%
Cash Collections	$1,492.0	$1,512.6	1%
Diluted EPS	$1.83	$3.54	93%
TSR	13%	-15%	N/A

2017 Executive Compensation Elements

(1)	In addition to Financial measures, the Compensation Committee also uses strategic and qualitative factors to further align actual bonus awards to our short- and long-term performance.

Base Salary

We pay base salaries in order to provide our NEOs with a reasonable level of fixed short-term compensation. Base salary levels are typically reviewed at least annually by the Compensation Committee and adjusted as appropriate. Such adjustments generally consist of merit increases, promotions or changes in responsibilities, or market adjustments. Base salaries are determined on an individual basis. When determining any base salary increases, the Compensation Committee considers an individual’s total direct compensation, his or her performance, Company performance,				Percentage
				Increase/
		2017 Base	2016 Base	Decrease
	NEO	Salary(1)	Salary(1)	from 2016
	Kevin P. Stevenson	$900,000	$720,000	25.0%
	Steven D. Fredrickson	$600,000	$900,000	-33.3%
	Peter M. Graham	$450,000	$450,000	0.0%
	Christopher B. Graves	$440,000	$440,000	0.0%
	Steven C. Roberts	$400,000	$390,000	2.6%
	Tikendra Patel	$485,685	$470,168	3.3%
	(1) Reflects final 2016 base salary and final 2017 base salary.

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PROPOSAL 3: APPROVAL OF NEO COMPENSATION

comparative peer and market compensation data, internal pay equity, and other relevant factors, including the scope of the executive’s responsibilities relative to peers and other executives, and retention concerns.

Effective June 1, 2017, Mr. Stevenson became our CEO. The increase in salary in 2017 reflects his promotion. Also, effective June 1, 2017, Mr. Fredrickson stepped down as our CEO and became our Executive Chairman. This change in positions is reflected in the decrease in salary from 2016 to 2017. In 2017, Messrs. Roberts and Patel received merit increase adjustments to their base salaries based on individual performance, salary market positioning relative to peers, and internal pay equity, as appropriate.

Annual Bonus Plan

Each year, the Compensation Committee establishes one or more metrics that it will use to measure Company performance for the Annual Bonus Plan. The Compensation Committee believes that over-reliance on a narrow set of fixed financial measures for determination of the annual bonus is not in the best interest of stockholders, as it may result in short-term trade-off decisions not focused on driving future growth. Financial performance, measured on a series of financial measures as well as strategic and qualitative factors, determines the size of the bonus pool. Actual bonus awards are based on Company performance versus financial measures as well as individual contribution and performance. The Compensation Committee considered the following factors, in addition to the Company’s financial results shown above, in determining bonus payouts under the 2017 Annual Bonus Plan:

NEO	2017 Bonus Paid	2017 Bonus Target	Bonus Paid as a % of Target
Kevin P. Stevenson	$450,000	$900,000	50%
Steven D. Fredrickson	$400,000	$800,000	50%
Peter M. Graham	$360,000	$450,000	80%
Christopher B. Graves	$361,250	$425,000	85%
Steven C. Roberts	$487,500	$390,000	125%
Tikendra Patel	$108,779	$197,780	55%

•	cash efficiency (cash receipts minus operating expenses divided by cash receipts) was 60.8% in 2017 compared to 61.0% in 2016;
•	opened two domestic call centers and added approximately 1,100 collectors;
•	invested $1.1 billion in portfolio purchases;
•	completed IRS tax settlement; and
•	sold the Government Services and Location Services businesses.

Bonus payments ranged from 50% of target to 85% for our NEOs, except for Mr. Roberts, who received 125% of his bonus target in recognition of his work in the divestitures of the Government Services and Location Services businesses.

LTIP Awards

LTIP awards to our NEOs and other executives are a mix of PSUs and RSUs consistent with the Compensation Peer Group. LTIP award amounts are established by reviewing prior year performance, potential future contributions, retention considerations, as well as comparative peer and market compensation data for each NEO’s position in the Compensation Peer Group. LTIP awards are made under our 2013 Omnibus Incentive Plan (“Equity Plan”).				Percentage
				Increase/
		2017 LTIP	2016 LTIP	Decrease
	NEO	Award	Award	from 2016
	Kevin P. Stevenson	$2,200,000	$1,000,000	120.0%
	Steven D. Fredrickson	$1,600,000	$2,250,000	-28.9%
	Peter M. Graham	$500,000	$286,400	74.6%
	Christopher B. Graves	$500,000	$500,000	0.0%
	Steven C. Roberts	$400,000	$380,000	5.3%
	Tikendra Patel	$350,000	$350,000	0.0%

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PROPOSAL 3: APPROVAL OF NEO COMPENSATION

Our 2017 LTIP design remained consistent with our 2016 LTIP, focusing on three key elements, each representing one-third of the total award: (i) continued Company service; (ii) ROE; and (iii) TSR. Each component is independent of the others and awards can be earned in any of these categories based on the requirements within that category.

•	The time-based RSU grant vests ratably over three years and is aimed at retaining high caliber executives and rewarding them for past performance.
•	The ROE component, which the Compensation Committee believes helps evaluate the sustained profitability of the Company, is based on the extent that the Company achieves a three-year annualized ROE goal over the 2017-2019 performance period.
•	The TSR component, which aligns NEOs’ interests with stockholder interests, is based upon the Company’s achievement of relative TSR calculated over the 2017-2019 performance period using as a comparator group the NASDAQ Composite Index (one-half weighting) and our Compensation Peer Group (one-half weighting).

Effective June 1, 2017, Mr. Stevenson became our CEO. The increase in LTIP award target in 2017 reflects his promotion. Also, effective June 1, 2017, Mr. Fredrickson stepped down as our CEO and became our Executive Chairman. This change in position is reflected in the decrease in the LTIP award target from 2016 to 2017. Mr. Graham joined the Company in August 2016. Mr. Graham’s current LTIP award target has not increased since his hire. In 2017, Messrs. Roberts and Patel received increased LTIP award targets based on individual performance, salary market positioning relative to peers, and internal pay equity, as appropriate. Mr. Graves’ LTIP award target remained the same.

2017-2019 ROE(1)		2017-2019 Relative TSR(1)
Value	Target Shares Earned (%)	Value	Target Shares Earned (%)
Less than 13.0%	0	Below 35th percentile	0
14.0%	50	35th percentile	50
15.0%	100	50th percentile	100
16.0%	150	65th percentile	150
17.0% or more	200	80th percentile	200
(1)	Linear interpolation is performed to determine Target Shares Earned between Values.

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PROPOSAL 3: APPROVAL OF NEO COMPENSATION

Outstanding Performance Share Awards

During 2017, our NEOs had three tranches (award years 2015-2017) of PSU awards outstanding. The key features of these outstanding awards are included below:

LTIP Award Year	Measure	Performance Target	Performance Period	Percent Achievement
	ROE	Target ROE of 16.7%	2015-2017 (3 years)	40.0%
2015	TSR	50th percentile as compared to peers (1/2 NASDAQ Composite and 1/2 Compensation Peer Group)	2015-2017 (3 years)	0%
	ROE	Target ROE of 16.4%	2016-2018 (3 years)	To be determined by March 31, 2019
2016	TSR	50th percentile as compared to peers (1/2 NASDAQ Composite and 1/2 Compensation Peer Group)	2016-2018 (3 years)	To be determined by March 31, 2019
	ROE	Target ROE of 15.0%	2017-2019 (3 years)	To be determined by March 31, 2020
2017	TSR	50th percentile as compared to peers (1/2 NASDAQ Composite and 1/2 Compensation Peer Group)	2017-2019 (3 years)	To be determined by March 31, 2020

Realization of 2015 LTIP

In March 2018, our NEOs received payouts under the 2015 LTIP with respect to the PSU/ROE and PSU/TSR awards that were granted in February 2015 for the three-year performance period of 2015-2017. These awards were earned and paid based on our actual performance relative to the target goals ROE (40%), and TSR (0%). The final award payments to our NEOs were as follows:

Name	Target Number of Shares Awarded	Actual Number of Shares Awarded
Kevin P. Stevenson	10,984	2,236
Steven D. Fredrickson	26,212	5,336
Peter M. Graham(1)	N/A	N/A
Christopher B. Graves	5,616	1,143
Steven C. Roberts	4,368	889
Tikendra Patel	2,808	571
(1)	Mr. Graham was not employed by the Company in 2015 and, therefore, did not participate in the 2015 LTIP.

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Other Compensation

Tax-Qualified Plans

The Company offers a 401(k) plan for its employees, including our NEOs. The 401(k) plan is a long-term savings vehicle that enables employees to make pre-tax contributions via payroll deductions and receive tax-deferred earnings on the contributions made. Employees are eligible to make voluntary contributions to the plan of up to 100% of their compensation, subject to limitations under the Code, after completing six months of service with the Company. The Company makes matching cash contributions of up to 4% of each participating employee’s eligible pay. Employees are able to direct their own investments, among a range of investment choices, under the plan.

We periodically compare the competitiveness of our benefits programs, including retirement benefits, for all our employees, including our NEOs, against other employers with whom we broadly compete for talent. It is our objective to provide our employees with a benefits package that is at or around the median when compared to other employers.

Nonqualified Deferred Compensation Plans and Arrangements

The Company does not offer any nonqualified deferred compensation plans or arrangements to any of its employees, including our NEOs.

Severance and Change in Control Arrangements

Pursuant to their employment agreements with the Company, our NEOs (or their beneficiaries or estates) are eligible for severance payments and other benefits upon terminations of employment for the following reasons:

•	death;
•	disability;
•	termination for reasons other than cause;
•	constructive termination;
•	change in control “double trigger” termination; and
•	nonrenewal of an employment agreement.

In the case of a termination for cause, no severance payments will be made. We find each of these practices to be typical among our peers and we note that the receipt of severance benefits is subject to our NEOs’ compliance with non-compete/non-solicitation covenants and execution of a release of claims. In no instance will the Company provide excise tax reimbursements or gross-ups to any of our NEOs.

For detailed information on the estimated potential payments and benefits payable to our NEOs in the event of their termination of employment, including following a change in control of the Company, see the section titled “Post Employment Compensation Arrangements” (page 40) in this Proxy Statement.

Perquisites and Other Personal Benefits

We do not provide our executive officers, including our NEOs, with perquisites or other personal benefits, except for comprehensive physical examinations. Our NEOs are encouraged to submit to a comprehensive physical examination every 3-5 years at the Company’s expense, at a cost of up to approximately $5,000 each. This perquisite is provided because we believe it serves a necessary business purpose and protects the interests of the organization and stockholders by requiring each NEO to receive high-quality preventative care, thereby increasing the likelihood of early detection for any serious illness that would prevent them from serving the Company to the best of their ability.

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PROPOSAL 3: APPROVAL OF NEO COMPENSATION

Other Related Policies

In addition to the other components of our executive compensation program, we maintain stock ownership guidelines as described below. We believe that these guidelines are consistent with good corporate governance and help ensure that our executive compensation program does not encourage our NEOs to engage in risk-taking behaviors that are beyond our ability to effectively identify and manage.

Stock Ownership Guidelines

The Company maintains stock ownership guidelines for the Company’s executive officers, including our NEOs. These stock ownership guidelines reflect the Board’s belief in the importance of aligning the economic interests of stockholders and management. The Compensation Committee is responsible for setting and periodically reviewing the guidelines. Guidelines for each executive position are determined based on factors including the executive role, scope of responsibilities, base salary levels, Company stock price performance and market data. The stock ownership guidelines establish ownership goals to be achieved and maintained within five years from the date of hire or promotion.

Periodically, the Compensation Committee is provided with a report showing the extent to which our executives have met the applicable ownership guidelines. This report includes targeted share ownership, actual share ownership, our executives’ remaining non-vested shares, and any surplus or deficiency that exists. The Compensation Committee may determine whether, based on the executive’s success in achieving the executive’s stock ownership target, the executive’s annual bonus, if any, can be paid in stock, rather than in cash. To permit consistent long-term planning by an executive, once established, targets are not reset except upon the approval of the Compensation Committee in the event of a promotion of the executive, exceptional equity grants, or other considerations.

The following chart details the equity ownership targets established for our NEOs and their actual share holdings as of the Record Date. As of the Record Date, each NEO has achieved their individual equity ownership goal or is on track to achieve their ownership goal within five years.

Name	2017 Base Salary(1)	Multiple	Share Targets(2)	Actual Share Holdings
Kevin P. Stevenson	$900,000	5x	135,542	199,625
Steven D. Fredrickson	$600,000	3x	54,217	295,432
Peter M. Graham(3)	$450,000	3x	40,663	2,653
Tikendra Patel(4)	$485,685	3x	43,887	10,789
Christopher B. Graves	$440,000	3x	39,760	42,398
Steven C. Roberts	$400,000	1x	12,048	10,107
(1)	Base Salary as of December 2017.
(2)	Based on a December 29, 2017 stock price of $33.20 per share.
(3)	Mr. Graham joined the Company on August 2016.
(4)	Mr. Patel’s Base Salary was converted to U.S. dollars from British pounds using a December 31, 2017 conversion rate of $1.00 = £1.3491.

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Pledging

The Company’s Anti-Pledging Policy prohibits its directors, officers and employees from pledging, alienating, attaching or otherwise encumbering the Company’s stock and any purported pledge, alienation, attachment or encumbrance thereof is void and unenforceable against the Company or any affiliate of the Company.

Hedging

The Company’s Anti-Hedging Policy prohibits its directors, officers and employees from speculating or hedging their interests in the Company’s stock. Accordingly, directors, officers and employees may not “play the market” in Company securities by engaging in speculative transactions such as any direct or indirect hedging transaction that could reduce or limit the individual’s economic risk with respect to his or her holdings, ownership or interest in the common stock or other securities of the Company, including outstanding stock options, stock appreciation rights or other compensation awards the value of which are derived from, make reference to or are based on the value or market price of common stock or other securities of the Company. Prohibited transactions include same day purchase and sales, prepaid variable forward contracts, equity swaps, short sales, collars, puts, calls or other derivative securities that are designed to hedge or offset a decrease in market value of the equity securities of the Company.

Clawback

In the event of a restatement of the Company’s financial statements that reduces the amount of the awards that would have been paid or vested had the financial results been properly reported, the Compensation Committee may cancel or clawback all or any portion of awards, cash and equity, or the gain realized on the award. In addition, all awards, cash and equity (and the benefits derived from the awards), are subject to recovery by the Company if required by rules adopted by the SEC or the NASDAQ Stock Exchange to implement Section 10D of the Exchange Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any other applicable rule, regulation or law.

Deductibility of Executive Compensation

One of our compensation objectives is to structure and administer our Annual Bonus Plan and LTIPs to maximize, to the extent practicable, the tax deductibility of the payments as “qualified performance-based compensation” under Section 162(m) of the Code, which limits our ability to deduct compensation paid to each covered officer for tax purposes to $1.0 million annually.

However, while the Compensation Committee is mindful of the potential impact upon the Company of Section 162(m) of the Code, it reserves the right to adopt such compensation arrangements as may from time to time be desirable to reward, retain or attract top-quality management even if payments may not be fully or partially deductible under Section 162(m).

Section 162(m) of the Code was amended and expanded under the federal tax bill enacted at the end of 2017. For payments made in 2017, covered officers include the principal executive officer and our next three highest paid executive officers, other than our principal financial officer. For 2017, the limitation did not apply to performance-based compensation, provided we satisfied certain conditions. We have taken appropriate actions, to the extent feasible, to preserve the deductibility of annual and long-term incentive awards paid and equity awards granted in 2017.

For 2018 and subsequent years, covered officers include the principal executive officer, principal financial officer and next three highest paid named executive officers. Compensation paid in 2018 and later years will generally be subject to the deduction limits of Section 162(m) of the Code, without an exception for performance-based compensation. This includes annual and long-term incentive awards paid and equity awards granted in 2018 and later years.

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PROPOSAL 3: APPROVAL OF NEO COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed and discussed the section of this Proxy Statement entitled “Compensation Discussion and Analysis” with management. Based on this review and discussion, the Compensation Committee has recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

John H. Fain, Chair
Marjorie M. Connelly
Lance L. Weaver

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Summary Compensation Table

The following table sets forth all compensation awarded to, earned by or paid to each of our NEOs for all services rendered to the Company for the years ended December 31, 2017, 2016, and 2015.

Name and Principal Position	Year	Salary(1)	Cash Bonus	Stock Awards(2)	Non-Equity Incentive Plan Compensation	All Other Compensation(3)	Total
Kevin P. Stevenson	2017	$821,769		$2,399,937	$450,000	$10,800	$3,682,506
President and CEO	2016	$700,000		$999,987	$400,000	$10,600	$2,110,587
	2015	$522,450		$879,940	$900,000	$10,600	$2,312,990
Steven D. Fredrickson	2017	$730,385		$1,849,935	$400,000	$10,800	$2,991,120
Executive Chairman of the Board and Former CEO	2016	$900,000		$2,249,926	$500,000	$10,600	$3,660,526
	2015	$903,846		$2,099,879	$1,250,000	$10,600	$4,264,325
Peter M. Graham	2017	$450,000		$499,969	$360,000	$83,852	$1,393,821
Executive Vice President and Chief Financial Officer	2016	$169,615	$450,000	$286,400	$0	$82,135	$988,150
	2015
Christopher B. Graves	2017	$440,000		$606,197	$361,250	$10,800	$1,418,247
Executive Vice President, Americas	2016	$440,000		$499,993	$170,000	$10,600	$1,120,593
	2015	$404,886		$449,899	$600,000	$10,600	$1,465,385
Steven C. Roberts	2017	$400,000		$497,474	$487,500	$10,800	$1,395,775
Chief Strategy and Business Development Officer	2016
	2015
Tikendra Patel(4)	2017	$485,685		$395,122	$108,779	$53,348	$1,042,933
CEO, PRA Europe	2016
	2015
(1)	The amounts represent actual base salary received in the respective calendar year.
(2)	The amounts represent the aggregate grant date fair value of the stock awards granted in 2017, 2016 and 2015 determined pursuant to ASC Topic 718. The assumptions used by the Company in calculating these amounts are incorporated by reference to Note 9 to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017. Stock Awards consist of time-based RSUs and performance-based PSUs awarded under the LTIP (see pages 28-29 for a more complete description of the LTIP). The actual amount of compensation that will be realized by the NEO at the time the stock award vests, if at all, will depend upon the market price of the Company’s common stock on the vesting date. The value as of the grant date of the maximum number of shares that could vest under the 2017 LTIP awards is as follows: Mr. Stevenson, $3,753,809.00; Mr. Graham, $807,651.50; Mr. Fredrickson, $2,834,569.00; Mr. Graves, $913,880.00, Mr. Roberts, $743,633.00; and Mr. Patel, $610,471.00. For more information on the awards granted during 2017, see the Grants of Plan-Based Awards table on page 36.
(3)	For Messrs. Stevenson, Fredrickson, Graves and Roberts, these amounts represent Company matching contributions to the recipient’s 401(k) plan account up to limits for such plans under federal income tax rules. Any amounts for executive physicals (the only perquisite or personal benefit provided to our NEOs) have not been included as they are less than the $10,000 threshold under SEC rules. For Mr. Graham, the amount for 2017 represents (a) $73,052 in expenses and applicable taxes related to relocation and (b) $10,800 in Company matching contributions to his 401(k) plan account, the limit under federal income tax rules. For Mr. Patel, the amount for 2017 represents a cash payment in lieu of a Company pension contribution. Mr. Patel has reached the limit for pension contributions under the Pensions Act 2008 of the Parliament of the United Kingdom and receives cash payments in lieu of Company pension contributions like other European employees in similar positions receive.
(4)	Mr. Patel’s Salary, Non-Equity Incentive Plan Compensation, and All Other Compensation amounts were converted to U.S. dollars from British pounds using a December 31, 2017 conversion rate of $1.00 = £1.3491.

2018 Proxy Statement	| 35

PROPOSAL 3: APPROVAL OF NEO COMPENSATION

Grants of Plan Based Awards

The following table presents, for each of our NEOs, information concerning awards under our Equity Plan and Annual Bonus Plan during 2017.

Grants of Plan Based Awards(1)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(3)			Estimated Future Payouts Under Equity Incentive Plan Awards(4)				Grant
									All Other	Date
									Stock	Fair
									Awards:	Value
									Number	of Stock
									of	and
									Shares of	Option
	Award	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	Awards
Name	Type(2)	Date	($)	($)	($)	(#)	(#)	(#)	Units(5)	($)(6)
Kevin P. Stevenson	STI		$0	$900,000	$5,000,000
	RSU	3/7/2017							27,860	$933,310
	PSU/ROE	3/7/2017				0	21,890	43,780		$733,315
	PSU/TSR	3/7/2017				0	20,207	40,414		$733,312
Steven D. Fredrickson	STI		$0	$800,000	$5,000,000
	RSU	3/7/2017							23,382	$783,297
	PSU/ROE	3/7/2017				0	15,920	31,840		$533,320
	PSU/TSR	3/7/2017				0	14,696	29,392		$533,318
Peter M. Graham	STI		$0	$450,000	$5,000,000
	RSU	3/7/2017							4,975	$166,663
	PSU/ROE	3/7/2017				0	4,975	9,950		$166,663
	PSU/TSR	3/7/2017				0	4,592	9,184		$166,644
Christopher B. Graves	STI		$0	$425,000	$5,000,000
	RSU	3/7/2017							8,146	$272,891
	PSU/ROE	3/7/2017				0	4,975	9,950		$166,663
	PSU/TSR	3/7/2017				0	4,592	9,184		$166,644
Steven C. Roberts	STI		$0	$390,000	$5,000,000
	RSU	3/7/2017							6,890	$230,815
	PSU/ROE	3/7/2017				0	3,980	7,960		$133,330
	PSU/TSR	3/7/2017				0	3,674	7,348		$133,329
Tikendra Patel	STI(7)		$0	$197,780	$5,000,000
	RSU	3/7/2017							4,831	$161,839
	PSU/ROE	3/7/2017				0	3,482	6,964		$116,647
	PSU/TSR	3/7/2017				0	3,214	6,428		$116,636
(1)	The amounts relate to cash bonus opportunities under our Annual Bonus Plan and LTIP. For a discussion of these awards, see 2017 Executive Compensation Elements on page 27.

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PROPOSAL 3: APPROVAL OF NEO COMPENSATION

(2)	During 2017, our NEOs were awarded the following plan-based awards: annual short-term incentive award (“STI”) under our Annual Bonus Plan and time-based RSUs and performance-based PSUs under our LTIP.
(3)	The amounts represent the range of possible payouts of the STI from $0 at threshold to $5,000,000.
(4)	The amounts represent the range of possible payouts of the PSUs from 0 at threshold to 200% of target (maximum). The PSUs will not vest if the performance criteria are not met.
(5)	The amounts represent, for all NEOs, RSUs, one-third of which vests on each anniversary of the grant date over three years, and for Messrs. Stevenson, Fredrickson, Graves, and Roberts, RSUs reflecting 25% bonus payouts, which vest on each anniversary of the grant date over two years.
(6)	The amounts represent the aggregate grant date fair value of each award, calculated by multiplying the fair value on the grant date by the number of RSUs and the target amount for the PSUs/ROE and the PSUs/TSR. The fair value of the RSUs and the PSUs/ROE is the closing price of the Company’s common stock on the grant dates and the fair value of the PSUs/TSR is determined using a Monte Carlo simulation as of the grant date in accordance with ASC Topic 718. For Messrs. Stevenson, Graham, Fredrickson, Graves, and Roberts the grant date fair value of RSUs and PSUs/ROE was $33.50 and the grant date fair value of PSUs/TSR was $36.29.
(7)	Mr. Patel’s Estimated Future Payouts Under Non-Equity Incentive Plan Awards amounts were converted to U.S. dollars from British pounds using a December 31, 2017 conversion rate of $1.00 = £1.3491.

2018 Proxy Statement	| 37

PROPOSAL 3: APPROVAL OF NEO COMPENSATION

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on our NEOs’ outstanding unvested equity awards as of December 31, 2017. No options were outstanding as of December 31, 2017.

Stock Awards(1)
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares of Stock that Have Not Vested as of 12/31/17(2)	Equity Incentive Plan Awards: Number of Unearned Shares Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares Units or Other Rights That Have Not Vested ($)(3)
Kevin P. Stevenson	2/5/2015	4,098	$136,054
	1/15/2016	7,669	$254,611	23,080	$766,256
	3/7/2017	27,860	$924,952	42,097	$1,397,620
Steven D. Fredrickson	2/5/2015	9,782	$324,762
	1/15/2016	17,253	$572,800	51,929	$1,724,043
	3/7/2017	23,382	$776,282	30,616	$1,016,451
Peter M. Graham	8/15/2016	6,666	$221,311
	3/7/2017	4,975	$165,170	9,567	$317,624
Christopher B. Graves	2/5/2015	2,095	$69,554
	1/15/2016	3,835	$127,322	11,540	$383,128
	3/7/2017	8,146	$270,447	9,567	$317,624
Steven C. Roberts	2/5/2015	1,630	$54,116
	1/15/2016	2,914	$96,745	8,769	$291,131
	3/7/2017	6,890	$228,748	7,654	$254,113
Tikendra Patel	2/5/2015	1,046	$34,727
	1/15/2016	2,683	$89,076	8,077	$268,156
	3/7/2017	4,831	$160,389	6,696	$222,307
(1)	The shares granted vest either (a) ratably over a stated period, beginning on the first anniversary of the award date or (b) pursuant to the terms of the respective LTIP, based on the achievement of stated performance goals. (See pages 28-29 for a more complete description of the LTIP).
(2)	The amounts represent the fair market value using $33.20, closing price of the Company’s common stock on December 29, 2017.
(3)	The performance component of the LTIP awards will not vest or be awarded if the Company does not achieve its minimum threshold performance targets, as described more fully on pages 28-29. If such targets are met, the number of shares to be received by each NEO will be determined based on actual performance.

38	| 2018 Proxy Statement

PROPOSAL 3: APPROVAL OF NEO COMPENSATION

Option Exercises and Stock Vested

The following table provides information concerning the shares acquired on vesting during 2017 on an aggregated basis for each of our NEOs, and includes the value realized upon vesting. No stock options were exercised in 2017, and the Company has no stock options outstanding.

	Number of Shares	Value Realized
Name	Acquired on Vesting (#)	on Vesting ($)(1)
Kevin P. Stevenson	21,072	$790,157
Steven D. Fredrickson	45,120	$1,699,822
Peter M. Graham	3,334	$106,021
Christopher B. Graves	14,800	$537,841
Steven C. Roberts	9,239	$342,964
Tikendra Patel	4,885	$196,706
(1)	The amounts represent the aggregate dollar amount realized upon vesting, computed by multiplying the number of shares of stock by the closing market price of the Company’s common stock on the day prior to the vesting date.

The following table provides detailed vesting information of the value realized upon vesting of stock awards:

Name	Vesting Date	Number of Shares (#)(1)	Closing Market ($)(2)	Value Realized on Vesting ($)
Kevin P. Stevenson	01/15/2017	3,833	$39.65	$151,978
	02/05/2017	3,714	$40.05	$148,746
	03/01/2017	5,037	$40.80	$205,510
	12/29/2017	8,488	$33.45	$283,924
Steven D. Fredrickson	01/15/2017	8,626	$39.65	$342,021
	02/05/2017	8,497	$40.05	$340,305
	03/01/2017	11,020	$40.80	$449,616
	12/29/2017	16,977	$33.45	$567,881
Peter M. Graham	08/15/2017	3,334	$31.80	$106,021
Christopher B. Graves	01/15/2017	1,916	$39.65	$75,969
	02/05/2017	1,878	$40.05	$75,214
	03/01/2017	2,518	$40.80	$102,734
	12/29/2017	8,488	$33.45	$283,924
Steven C. Roberts	01/15/2017	1,456	$39.65	$57,730
	02/05/2017	1,493	$40.05	$59,795
	03/01/2017	2,046	$40.80	$83,477
	12/29/2017	4,244	$33.45	$141,962
Tikendra Patel	01/15/2017	1,342	$39.65	$53,210
	02/05/2017	477	$40.05	$19,104
	03/01/2017	2,628	$40.80	$107,222
	07/16/2017	438	$39.20	$17,170
(1)	Final payment of PSUs/ROE and PSUs/TSR earned under the 2015 LTIP for the 3-year period ended December 31, 2017 were awarded on March 1, 2018 after the Compensation Committee certified the Company’s financial results and are not included in this table.
(2)	Closing market price of the Company’s common stock to calculate value of shares at vesting is the day prior to the vesting date.

2018 Proxy Statement	| 39

PROPOSAL 3: APPROVAL OF NEO COMPENSATION

Post-Employment Compensation Arrangements

Each NEO has an employment agreement that provides for the payment of specified severance benefits upon termination of employment under some or all of the following circumstances:

•	death;
•	disability;
•	termination for reasons other than cause;
•	constructive termination;
•	change in control “double trigger” termination; and
•	nonrenewal of an employment agreement.

Depending on the circumstances of the termination, these severance benefits may include cash payments equal to a specified multiple of base salary and bonus (using a three-year average), pro-rata bonuses, accelerated vesting of equity incentive awards and subsidized COBRA benefits for 18 months.

The Estimated Post-Employment Payments and Benefits Table that follows this narrative summarizes such severance payments and benefits. In the case of a termination for cause, no severance payments will be made. Severance payments are conditioned on the executive’s execution of a full release of all claims against the Company. While their employment agreements provide our NEOs with certain benefits upon their involuntary termination (not for cause), the agreements also provide protections for the Company in the form of non-competition, non-solicitation, and confidentiality restrictive covenants. None of our NEOs are provided with any type of golden parachute or excise tax reimbursement or gross-up.

The amounts in the following table were calculated based upon employment agreements in effect as of December 31, 2017 and an assumed termination date of December 31, 2017. The amounts reported in the following table are hypothetical. Actual payments will depend on the circumstances and timing of any termination of employment. Because the assumed termination date is December 31, 2017, we have used the full-year target non-equity incentive plan awards.

40	| 2018 Proxy Statement

PROPOSAL 3: APPROVAL OF NEO COMPENSATION

Name	Type of Payment or Benefit	Involuntary Termination without Cause or Constructive Termination, not during a Change in Control Protection Period(1)	Involuntary Termination without Cause or Constructive Termination during a Change in Control Protection Period(1)(2)	Disability	Death
Kevin P. Stevenson	Severance Payment – Base	$1,800,000	$1,800,000	$0	$0
	Salary
	Severance Payment –	$1,166,667	$1,166,667	$0	$0
	Non-Equity Incentive Award
	Pro-Rata Bonus(3)	$900,000	$900,000	$900,000	$900,000
	Equity(4)	$0	$3,769,926	$3,769,926	$3,769,926
	Benefits	$23,715	$23,715	$0	$0
	Total	$3,890,382	$7,660,308	$4,669,926	$4,669,926
Steven D. Fredrickson	Severance Payment – Base	$1,200,000	$1,200,000	$0	$0
	Salary
	Severance Payment –	$1,433,333	$1,433,333	$0	$0
	Non-Equity Incentive Award
	Pro-Rata Bonus(3)	$800,000	$800,000	$800,000	$800,000
	Equity(4)	$0	$5,107,422	$5,107,422	$5,107,422
	Benefits	$15,471	$15,471	$0	$0
	Total	$3,448,804	$8,556,226	$5,907,422	$5,907,422
Peter M. Graham	Severance Payment – Base	$450,000	$450,000	$0	$0
	Salary
	Severance Payment –	$810,000	$810,000	$0	$0
	Non-Equity Incentive Award
	Pro-Rata Bonus(3)	$450,000	$450,000	$450,000	$450,000
	Equity(4)	$0	$704,106	$704,106	$704,106
	Benefits	$23,715	$23,715	$0	$0
	Total	$1,733,715	$2,437,821	$1,154,106	$1,154,106
Christopher B. Graves	Severance Payment – Base	$880,000	$880,000	$0	$0
	Salary
	Severance Payment –	$1,508,333	$1,508,333	$0	$0
	Non-Equity Incentive Award
	Pro-Rata Bonus(3)	$425,000	$425,000	$425,000	$425,000
	Equity(4)	$0	$1,316,579	$1,316,579	$1,316,579
	Benefits	$23,715	$23,715	$0	$0
	Total	$2,837,048	$4,153,628	$1,741,579	$1,741,579
Steven C. Roberts	Severance Payment – Base	$400,000	$400,000	$0	$0
	Salary
	Severance Payment –	$385,833	$385,833	$0	$0
	Non-Equity Incentive Award
	Pro-Rata Bonus(3)	$390,000	$390,000	$390,000	$390,000
	Equity(4)	$0	$1,040,355	$1,040,355	$1,040,355
	Benefits	$23,715	$23,715	$0	$0
	Total	$1,199,548	$2,239,904	$1,430,355	$1,430,355
Tikendra Patel	Severance Payment – Base	$485,676	$485,676	$0	$0
	Salary(5)
	Severance Payment –	$0	$0	$0	$0
	Non-Equity Incentive Award
	Pro-Rata Bonus	$0	$0	$0	$0
	Equity(4)	$0	$848,924	$848,924	$848,924
	Benefits	$0	$0	$0	$0
	Total	$485,676	$1,334,600	$848,924	$848,924

2018 Proxy Statement	| 41

PROPOSAL 3: APPROVAL OF NEO COMPENSATION

(1)	Except in the case of Messrs. Roberts, Graham and Patel, severance for termination without Cause/Constructive Termination, as set forth in the employment agreements, provides two years’ base salary, two times the employee’s three-year average annual non-equity incentive award, and subsidized COBRA reimbursements for 18 months. Pursuant to the terms of Messrs. Graham’s and Robert’s employment agreement, severance for termination without Cause/Constructive Termination, as set forth in the employment agreements, provides one-year base salary and the employee’s three-year average annual non-equity incentive award, and subsidized COBRA reimbursements for 18 months.
(2)	Except in the case of Mr. Patel, NEOs receive severance payments and vesting of equity grants accelerates in the case of a change in control and an involuntary termination without Cause or Constructive Termination within the periods that are six months before and 24 months after the change in control (referred to as “double trigger” in the employment agreements).
(3)	Pro-rata bonus (based upon actual company performance and the days of employment in the calendar year of termination) other than for (a) voluntary termination by NEO, (b) termination due to disability, as set forth in the employment agreements, (c) death, or (d) Nonrenewal, as set forth in the employment agreements. Pro-rata bonus has been estimated at the full-year target amount.
(4)	Equity values represent immediate vesting of all unvested grants upon involuntary termination without Cause or Constructive Termination in connection with a change in control, death and disability and are based on the closing price of the Company’s common stock ($33.20) on December 29, 2017 of all unvested shares as of December 31, 2017.
(5)	Mr. Patel’s Base Salary was converted to U.S. dollars from British pounds using a December 31, 2017 conversion rate of $1.00 = £1.3491.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information on the relationship between the annual total compensation of our employees and the annual total compensation of our CEO, Mr. Stevenson:

For 2017, our last completed fiscal year:

•	the annual total compensation of the employee identified at the median (other than our CEO), was $34,108; and
•	the annual total compensation of the CEO was $3,682,506.

Based on the above, for 2017, the ratio of the annual total compensation of our CEO Mr. Stevenson to the median of the annual total compensation of all employees was estimated to be 108 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies. To identify the median of the annual total compensation for all of our employees, as well as to determine the annual total compensation of the “median employee,” the methodology that we used was as follows:

We determined that, as of September 30, 2017, our employee population consisted of approximately 4,439 individuals globally. We selected September 30, 2017, which is within the last three months of 2017, as the date upon which we would identify the “median employee” to allow sufficient time to identify the median employee given the global scope of our operations.

Pay elements that were included in the total compensation for each employee to determine the median employee were:

•	salary received,
•	overtime pay received, and
•	incentive compensation payments received.

We identified our median employee by: (1) calculating the total compensation using the pay elements described above for each of our employees and (2) ranking the total compensation of all employees (other than our CEO) from lowest to highest.

42	| 2018 Proxy Statement

PROPOSAL 3: APPROVAL OF NEO COMPENSATION

After identifying the median employee, we calculated annual total compensation for such employee using the same methodology as used to calculate our CEO’s annual total compensation for 2017 as reported in the 2017 Summary Compensation Table in this Proxy Statement.

Our calculation includes all US-based and internationally-based employees as of September 30, 2017. We applied foreign exchange rates to the compensation elements paid in non-U.S. currency, as of September 30, 2017.

Securities Authorized for Issuance Under Equity Compensation Plans

The table below reflects the number of shares as of December 31, 2017 subject to outstanding awards and the amount available for future issuance under our Equity Plan. All stock awards, including LTI shares, are in the form of grants of restricted stock units. One restricted stock unit converts into one share of Company stock upon vesting.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity compensation plans approved by stockholders	1,074,910	$0	4,614,475
Equity compensation plans not approved by stockholders	None	N/A	None
Total	1,074,910	$0	4,614,475

2018 Proxy Statement	| 43

SECURITY OWNERSHIP

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

Except as otherwise noted, the following table sets forth the number of shares of our common stock beneficially owned as of April 6, 2018 by:

•	each of our directors,
•	each of our NEOs,
•	all current directors and executive officers as a group, and
•	each person known by us to own beneficially more than 5% of our common stock.

Each individual owns directly such shares of common stock and has sole investment and sole voting power unless otherwise noted. The table includes shares of common stock underlying RSUs that will vest within 60 days of April 6, 2018.

Name	Number of Shares Beneficially Owned(1)		Percentage of Class
Vikram A. Atal	9,048		*
Marjorie M. Connelly	3,283	(2)	*
John H. Fain	27,591		*
Steven D. Fredrickson	295,432		*
Peter M. Graham	2,653		*
Christopher B. Graves	42,398		*
Penelope W. Kyle	36,425		*
James A. Nussle	13,413		*
Geir L. Olsen	340,256	(3)	*
Tikendra Patel	10,789		*
Steven C. Roberts	10,107		*
Kevin P. Stevenson	199,625		*
Scott M. Tabakin	42,090		*
Lance L. Weaver	8,512		*
All directors and executive officers as a group (17 persons)	1,057,262		2.34%
BlackRock, Inc.
55 East 52nd Street
New York, NY 10055	5,782,593	(4)	12.80%
Turtle Creek Asset Management Inc.
4 King Street West, Suite 1300
Toronto, Ontario M5H 1B6 Canada	4,876,044	(5)	10.78%
The Vanguard Group
100 Vanguard Blvd.
Malvern, PA 19355	4,179,658	(6)	9.25%
T. Rowe Price Associates, Inc.
100 E. Pratt Street
Baltimore, MD 21202	3,827,137	(7)	8.40%
Riverbridge Partners LLC
80 South Eighth St., Suite 1200
Minneapolis, MN 55402	2,651,685	(8)	5.87%
BloombergSen Inc.
77 King Street West, Suite 4220
TD North Tower, P.O. Box 135
Toronto, Ontario, Canada A6 M5K	2,368,755	(9)	5.20%

*Represents less than 1% of the Company’s outstanding common stock.

(1)	Includes 3,094 RSUs that will vest on June 1, 2018 for each of the following directors: Messrs. Atal, Fain, Nussle, Olsen, Tabakin, Weaver and Ms. Kyle.
(2)	Includes 1,412 RSUs that will vest on June 1, 2018.
(3)	Includes 25,000 shares held by Andenes Investments SL, a private investment company owned 100% by Mr. Olsen, and 285,000 shares held by Ubon Partners, of which Mr. Olsen is a general partner. Mr. Olsen disclaims beneficial ownership of the shares held by Ubon Partners except to the extent of his pecuniary interest in the securities.

44	| 2018 Proxy Statement

SECURITY OWNERSHIP

(4)	Based solely on information disclosed in a Schedule 13G/A filed with the SEC on January 19, 2018, BlackRock, Inc. is the beneficial owner of 5,782,593 shares of the Company’s common stock with sole power to vote or direct the vote of 5,684,263 shares and sole power to dispose or to direct the disposition of these 5,782,593 shares.
(5)	Based solely on information disclosed in a Schedule 13G/A filed with the SEC on February 9, 2018, Turtle Creek Asset Management Inc. is the beneficial owner of 4,876,044 shares of the Company’s common stock with sole power to vote or direct the vote of 4,876,044 shares and sole power to dispose or direct the disposition of 4,876,044 shares.
(6)	Based solely on information disclosed in a Schedule 13G/A filed with the SEC on February 9, 2018, The Vanguard Group is the beneficial owner of 4,179,658 shares of the Company’s common stock with sole power to vote or direct the vote of 72,032 shares, sole power to dispose or to direct the disposition of 4,105,817 shares, shared power to vote or direct the vote of 5,318 shares and shared power to dispose or direct the disposition of 73,841 shares.
(7)	Based solely on information disclosed in a Schedule 13G filed with the SEC on February 14, 2018, T. Rowe Price Associates, Inc. is the beneficial owner of 3,827,137 shares of the Company’s common stock with sole power to vote or direct the vote of 642,574 shares and sole power to dispose or to direct the disposition of 3,827,137 shares.
(8)	Based solely on information disclosed in a Schedule 13G/A filed with the SEC on January 29, 2018, Riverbridge Partners LLC is the beneficial owner of 2,651,685 shares of the Company’s common stock with sole power to vote or direct the vote of 1,984,351 shares and sole power to dispose or to direct the disposition of 2,651,685 shares.
(9)	Based solely on information disclosed in a Schedule 13G filed with the SEC on February 14, 2018, BloombergSen Inc. is the beneficial owner of 2,368,755 shares of the Company’s common stock with sole power to vote or direct the vote of 2,368,755 shares and sole power to dispose or to direct the disposition of 2,368,755 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and persons who beneficially own more than 10% of the Company’s common stock to file initial reports of ownership and reports of changes in ownership of our common stock with the SEC. Based on a review of reports filed with the SEC and written representations from certain reporting persons, the Company believes that all such filing requirements were met during 2017.

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VOTING INSTRUCTIONS AND OTHER INFORMATION

VOTING INSTRUCTIONS AND OTHER INFORMATION

Shares of our common stock may be held directly in your own name (in which case you are considered the “record holder”) or may be held beneficially through a broker, bank or other nominee in street name. Summarized below are some distinctions between shares held of record and those owned beneficially.

Record Holder—If your shares are registered directly in your name with Continental Stock Transfer &Trust, our transfer agent, you are considered the stockholder of record with respect to those shares, and we are providing proxy materials directly to you. As the record holder, you have the right to vote in person at the Annual Meeting or to grant your voting proxy to the persons designated by us or a person you select.

Beneficial Owner—If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares held in street name, and you have been provided proxy materials from your broker, bank or other nominee who is considered the record holder with respect to the shares. As the beneficial owner, you have the right to direct the broker, bank or other nominee on how to vote your shares and are also invited to attend the Annual Meeting. Your broker, bank or other nominee is obligated to provide you with a voting instruction card for you to use. However, since you are not the record holder, you may not vote these shares in person at the Annual Meeting unless you bring with you to the Annual Meeting a legal proxy, executed in your favor, from the record holder.

Internet Availability of Proxy Materials

Under SEC rules, the Company is making available its proxy materials on the Internet in addition to mailing paper copies of the materials to each stockholder of record. Instructions on how to access and review the proxy materials on the Internet can be found on your proxy card and the Notice of Internet Availability of Proxy Materials (“E-Proxy Notice”), which is sent to stockholders who hold their shares in “street name” (i.e., in the name of a broker, bank or other nominee). Stockholders may also view proxy materials and the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 at the Company’s website at www.pragroup.com. In addition, stockholders may request proxy materials be sent in printed form by mail or electronically by email on an ongoing basis.

How to Vote

We encourage you to vote before the Annual Meeting using one of the convenient options described below:

Internet	You may vote through the Internet by going to www.AALvote.com/PRAA and following the instructions. You will need to have your proxy card, voting instruction form or E-Proxy Notice available when voting through the Internet. If you want to vote through the Internet, you must do so before 11:59 p.m., Eastern Daylight Time, on June 19, 2018. If you vote through the Internet, you do not need to return a proxy card or voting instruction form.

Phone	You may vote by touchtone telephone by calling (866) 804-9616. You will need to have your proxy card, voting instruction card or E-Proxy Notice available when voting by telephone. If you want to vote by telephone, you must do so before 11:59 p.m., Eastern Daylight Time, on June 19, 2018. If you vote by telephone, you do not need to return a proxy card or voting instruction form.

Mail	You may vote by mail by signing and dating your proxy card or voting instruction form and mailing it in a postage-prepaid envelope. If you received the E-Proxy Notice, follow the instructions on the E-Proxy Notice to obtain a proxy card or voting instruction form.

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VOTING INSTRUCTIONS AND OTHER INFORMATION

Revoking Your Proxy

You may change your vote or revoke your proxy or voting instruction form at any time before it is voted at the Annual Meeting by voting in person at the Annual Meeting or delivering a later dated proxy or voting instruction form. If you are a beneficial owner, you must have a legal proxy from your bank, broker or other nominee to vote in person at the Annual Meeting. If you are a record holder and require assistance in changing or revoking your proxy, please contact the Corporate Secretary at 120 Corporate Boulevard, Norfolk, Virginia 23502 or by email at corporatesecretary@pragroup.com. If you are a beneficial owner and require assistance in changing or revoking your voting instruction form, contact the institution that holds your shares.

Inspector of Elections

Alliance Advisors, LLC (“Alliance”) has been appointed by the Board to act as the inspector of election for the Annual Meeting. The inspector of election will tabulate the votes cast by proxy or in person at the Annual Meeting, and will determine whether a quorum is present. If a quorum is not present, the Annual Meeting will likely be adjourned or postponed in order to solicit additional proxies.

Cost of Proxy Solicitation

The Company will bear the entire cost of proxy solicitation and has engaged Alliance to assist in the solicitation of proxies. Alliance will receive a fee of approximately $11,500 plus reasonable out-of-pocket expenses for this work. We will also reimburse banks, brokers or other custodians, nominees and fiduciaries for their expenses in forwarding the proxy materials to beneficial owners and seeking voting instructions. In addition, proxies may be solicited by directors, officers and other employees of the Company who will not receive any additional compensation for such solicitation.

Attending the Annual Meeting

If you plan to attend the Annual Meeting, you will be asked to present valid government-issued photo identification, such as a driver’s license, in order to gain admission. If you are a holder of record, you will need to bring your proxy card or other documentation showing that you owned shares of the Company’s common stock on the Record Date. You will not be able to vote your shares at the Annual Meeting without a proxy card or such other documentation. If you require special assistance due to a disability or other reason, please notify the Corporate Secretary in writing at 120 Corporate Boulevard, Norfolk, Virginia 23502, Attention: Corporate Secretary, or by email at corporatesecretary@pragroup.com.

If your shares are held by a broker, bank or other nominee, you are the beneficial owner of the shares, but not the record holder. Therefore, you must bring one of the following with you to the Annual Meeting: the proxy card, Notice of Internet Availability of Proxy Materials, any voting instruction form that is sent to you; or your most recent brokerage statement or a letter from your broker, bank or other nominee indicating that you beneficially owned the shares of common stock as of the Record Date. If you intend to vote at the Annual Meeting, you will also need to bring to the Annual Meeting a proxy from your broker, bank or other nominee that authorizes you to vote the shares that the holder of record holds for you in its name.

Broker Non-Votes

Brokers, banks or other nominees holding shares in street name for customers who are beneficial owners of such shares are prohibited from voting such customers’ shares on non-routine matters in the absence of specific instructions from such customers. If you do not provide your voting instructions on a non-routine matter, your shares will not be voted on that matter, which is referred to as a “broker non-vote.” If your shares are held in street name, it is critical that you provide specific instructions to your broker, bank or other nominee if you want

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VOTING INSTRUCTIONS AND OTHER INFORMATION

your vote to count. The ratification of the appointment of KPMG as the Company’s independent registered public accounting firm (Proposal 2) is considered a routine matter. Therefore, the entity that holds your shares may vote on this matter without instructions from you. On the other hand, the election of directors (Proposal 1) and the approval on a non-binding, advisory basis of the compensation of our NEO’s (Proposal 3) are considered non-routine matters. As a result, if you do not provide specific instructions, any shares held in street name will not be counted as shares present and entitled to be voted with respect to such non-routine matters and will have no impact on the outcome of such non-routine matters.

If you received more than one proxy card, you may hold shares in more than one account. To ensure that all of your shares are voted, you must sign and return each card that you receive. Alternatively, if you vote online via the Internet or by telephone, you will need to vote once for each proxy card you receive.

Stockholder Proposals

To be considered for inclusion in the Company’s proxy materials for the 2019 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Exchange Act, stockholders must submit their proposals so that they are received by our Corporate Secretary at PRA Group, Inc., 120 Corporate Boulevard, Norfolk, Virginia 23502, no later than the close of business on December 28, 2018.

The Company’s By-Laws and Certificate of Incorporation include advance notice provisions for director nominations and stockholder proposals to be considered at a stockholder meeting, but are not submitted for inclusion in the Company’s proxy materials. These advance notice provisions require any stockholder of record entitled to vote at an annual meeting of stockholders who intends to make a nomination for director or make any other proposal to notify the Corporate Secretary in writing not less than 60 days and not more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. As a result, any notice given by or on behalf of a stockholder pursuant to our advance notice provisions must be received no earlier than March 22, 2019 and no later than April 21, 2019. The notice must meet other requirements contained in the Company’s By-laws and Certificate of Incorporation, copies of which are available on the Investor Relations page on the Company’s website at www.pragroup.com. Copies of such documents can also be obtained, at no cost, from the Corporate Secretary at the address set forth herein, or from the SEC.

Annual Report on Form 10-K

A copy of this Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 are available on the Internet and are being mailed to record holders. Additionally, these materials may be obtained from the Investor Relations page of our website at www.pragroup.com, or by request directed to the address below. A copy of the Company’s Annual Report on Form 10-K, and other periodic filings also may be obtained from the SEC’s EDGAR database at www.sec.gov. Please direct all inquiries to the Investor Relations department at the following address:

PRA Group, Inc.

Attn: Investor Relations

150 Corporate Boulevard

Norfolk, VA 23502

Other Matters to be Presented

We are not aware of any matters to be presented at the meeting other than those described in this Proxy Statement. If any matters not described in this Proxy Statement are properly presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned or postponed, the proxies can vote your shares at the adjournment or postponement as well.

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Proxy Card ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 20, 2018 RECORD DATE: APRIL 23, 2018 This proxy is solicited by the Board of Directors of PRA Group, Inc. for use at the Annual Meeting of Stockholders being held on June 20, 2018 (the “Annual Meeting”). By signing this proxy, you hereby appoint the proxies selected by the Company’s Board of Directors, each of them, separately, true and lawful attorneys, with the powers you would possess if personally present, and with full power of substitution, and you hereby authorize them to represent and to vote all shares that you are entitled to vote at the Annual Meeting to be held at 130 Corporate Boulevard, Norfolk, Virginia 23502 at 12:00 noon Eastern Daylight Time on June 20, 2018 and at any adjournment or postponement thereof, on the proposals on the reverse side. Receipt of the Notice of the Annual Meeting of Stockholders and Proxy Statement is hereby acknowledged. You are encouraged to specify your choices by marking the appropriate boxes, ON THE REVERSE SIDE. Your shares cannot be voted unless you sign, date and return this card, or vote your shares by using any of the means described on the reverse side. If this Proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast “FOR” each of the nominees for Director and “FOR” proposals 2 and 3 at the Annual Meeting and any adjournment or postponement thereof. The proxies are authorized to vote in their discretion with respect to such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof. As of April 27, 2018 (the approximate date of this mailing), PRA Group, Inc. does not know of any such other matters to be presented at the Annual Meeting. (CONTINUED AND TO BE SIGNED ON REVERSE SIDE) Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held June 20, 2018. This Proxy Statement and our 2017 Annual Report to Stockholders are available at: http://www.viewproxy.com/PRAGroup/2018 THIS ADMISSION TICKET IS REQUIRED FOR ADMITTANCE TO THE PRA GROUP, INC. Annual Meeting of Stockholders to be held June 20, 2018 Record Date: April 23, 2018 EACH STOCKHOLDER MAY BE ASKED TO PRESENT VALID PICTURE IDENTIFICATION, SUCH AS DRIVER’S LICENSE, IN ADDITION TO THIS ADMISSION TICKET. PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

 DO NOT PRINT IN THIS AREA (Shareholder Name & Address Data) t PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. t PROXY VOTING INSTRUCTIONS Please have your 11 digit control number ready when voting by Internet or Telephone CONTROL NUMBER Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signing for a corporation or partnership, authorized person should sign full corporation or partnership name and indicate capacity in which they sign. Date: ___________________________________________________________ ________________________________________________________________ Signature (Title(s), if applicable) ________________________________________________________________ Signature (if held jointly) 2. Ratification of the appointment of KPMG LLP as the Company¡¦s independent registered public accounting firm for 2018. o FOR o AGAINST o ABSTAIN 3. Approval, on a non-binding advisory basis, of the compensation of our named executive officers. o FOR o AGAINST o ABSTAIN 4. Transact such other business as may properly come before the meeting or any adjournments or postponements thereof. The Board of Directors recommends a vote FOR the election of director nominees listed below and FOR proposals 2 and 3. I plan to attend the Annual Meeting o CONTROL NUMBER INTERNET Vote your proxy on the Internet: Go to www.AALvote.com/PRAA Have your proxy card available when you access the above website. Follow the prompts to vote your shares. TELEPHONE Vote your proxy by phone: Call 1 (866) 804-9616 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. MAIL Vote your proxy by mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided. 1. Election of Directors Nominees for the Board of Directors are: (1) Vikram A. Atal (2) Steven D. Fredrickson (3) Penelope W. Kyle (4) Lance L. Weaver INSTRUCTION: To withhold authority to vote for any individual nominee, mark ¡§FOR All Except¡¨ and write that nominee¡¦s name in the space provided below. ______________________________________________________________________________ o FOR o WITHHOLD o FOR ALL EXCEPT Please mark your votes in blue or black ink like this x v